EXHIBIT 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and between

ORIGIN BANCORP, INC.

and

BT HOLDINGS, INC.

Dated as of February 23, 2022

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Exhibit A – Form of Bank Merger Agreement

Exhibit B – Form of BTH Voting Agreement

Exhibit C – Form of Origin Voting Agreement

Exhibit D – Form of Director Support Agreement

Exhibit E – Form of Claims Letter

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AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is dated as of February 23, 2022, by and between Origin Bancorp, Inc., a Louisiana corporation (“Origin”), and BT Holdings, Inc., a Texas corporation (“BTH” and, together with Origin, the “Parties” and each a “Party”).

W I T N E S S E T H

WHEREAS, Origin owns all of the issued and outstanding shares of capital stock of Origin Bank, a Louisiana state-chartered bank based in Ruston, Louisiana (“Origin Bank”);

WHEREAS, BTH owns all of the issued and outstanding shares of capital stock of BTH Bank, N.A., a national banking association with its main office in Quitman, Texas (“BTH Bank”);

WHEREAS, the boards of directors of the Parties have determined that it is in the best interests of their respective companies and their respective shareholders to consummate the business combination transaction provided for in this Agreement in which BTH will, on the terms and subject to the conditions set forth in this Agreement, merge with and into Origin (the “Merger”), with Origin as the surviving company in the Merger (sometimes referred to in such capacity as the “Surviving Company”);

WHEREAS, as consideration for the Merger, Origin will issue shares of Origin common stock to the former BTH shareholders in exchange for all of the issued and outstanding capital stock of BTH;

WHEREAS, the Parties intend that, immediately following the Merger, BTH Bank will merge with and into Origin Bank, with Origin Bank surviving the merger, on the terms and conditions set forth in the Agreement and Plan of Bank Merger attached hereto as Exhibit A (the “Bank Merger Agreement”);

WHEREAS, as an inducement to Origin to enter into this Agreement, each director and executive officer of BTH have entered into a voting agreement (each a “BTH Voting Agreement” and collectively, the “BTH Voting Agreements”), substantially in the form attached hereto as Exhibit B, dated as of the date hereof, with Origin, pursuant to which each such director or executive officer has agreed, among other things, to vote all shares of BTH Common Stock owned by such director or executive officer in favor of the approval of this Agreement and the transactions contemplated hereby, subject to the terms of the BTH Voting Agreements;

WHEREAS, as an inducement to BTH to enter into this Agreement, each director of Origin has entered into a voting agreement (each an “Origin Voting Agreement” and collectively, the “Origin Voting Agreements”), substantially in the form attached hereto as Exhibit C, dated as of the date hereof, with Origin, pursuant to which each such director has agreed, among other things, to vote all shares of Origin Common Stock owned by such director in favor of the approval of this Agreement and the transactions contemplated hereby, subject to the terms of the Origin Voting Agreements;

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WHEREAS, as a further inducement to Origin’s willingness to enter into this Agreement, each director of BTH who is not also an employee of BTH or any of its Subsidiaries has entered into a director support agreement (each a “BTH Director Support Agreement” and collectively, the “BTH Director Support Agreements”), substantially in the form attached hereto as Exhibit D, containing non-solicitation and non-competition obligations;

WHEREAS, the Parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger; and

WHEREAS, for U.S. federal income tax purposes it is intended that the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations promulgated thereunder (the “Intended Tax Treatment”), and this Agreement is intended to be a “plan of reorganization” for the Merger for purposes of Sections 354 and 361 of the Code.

NOW, THEREFORE, in consideration of the mutual promises herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I
THE MERGER

Section 1.01            The Merger.

Subject to the terms and conditions of this Agreement, in accordance with the Louisiana Business Corporation Act (the “LBCA”) and the Texas Business Organizations Code (“TBOC”), at the Effective Time, BTH shall merge with and into Origin pursuant to the terms of this Agreement. Origin shall be the Surviving Company in the Merger and shall continue its existence as a corporation under the laws of the State of Louisiana. As of the Effective Time, the separate corporate existence of BTH shall cease.

Section 1.02            Articles of Incorporation and Bylaws; Officers and Directors.

(a)             At the Effective Time, the articles of incorporation of Origin in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Company until thereafter amended in accordance with applicable Law. The bylaws of Origin in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Company until thereafter amended in accordance with applicable Law and the terms of such bylaws.

(b)            The directors of Origin in office immediately prior to the Effective Time shall serve as the directors of the Surviving Company in accordance with the bylaws of the Origin, except as provided in Section 5.17 hereof.

(c)            The officers of Origin in office immediately prior to the Effective Time, together with such additional persons as may thereafter be appointed, shall serve as the officers of the Surviving Company from and after the Effective Time in accordance with the bylaws of the Surviving Company.

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Section 1.03            Bank Merger.

Immediately following the Effective Time or on such later date as may be determined by Origin in its sole discretion, BTH Bank shall be merged (the “Bank Merger”) with and into Origin Bank in accordance with the provisions of applicable federal and state banking laws and regulations, and Origin Bank shall be the surviving bank (the “Surviving Bank”). The Bank Merger shall have the effects as set forth under applicable federal and state banking laws and regulations, and the board of directors of the Parties have, on the date hereof, caused the board of directors of Origin Bank and BTH Bank, respectively, to approve the Bank Merger Agreement and have caused the Bank Merger Agreement to be executed and delivered on the date of this Agreement. Each of Origin and BTH has also approved the Bank Merger Agreement in their capacities as sole shareholders of Origin Bank and BTH Bank, respectively.

Section 1.04            Effective Time; Closing.

(a)            Subject to the terms and conditions of this Agreement, the Parties will make all such filings as may be required to consummate the Merger and the Bank Merger by applicable Laws. The Merger shall become effective on the date and at the time (the “Effective Time”) specified in the certificate of merger issued by the Louisiana Secretary of State (the “Certificate of Merger”). Unless otherwise mutually agreed by the Parties, the Effective Time will occur on a date to be determined by Origin in consultation with BTH within thirty-five (35) days of the date that all of the conditions to the Closing set forth in Article VI (other than conditions to be satisfied at the Closing, which shall be satisfied or waived at the Closing) have been satisfied or waived in accordance with the terms hereof.

(b)            The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on the Business Day immediately preceding the Effective Time (such date, the “Closing Date”) by electronic means or at the offices of Fenimore Kay Harrison LLP, 191 Peachtree Street NE, Suite 849, Atlanta, GA 30303, or such other place as the Parties may mutually agree. At the Closing, there shall be delivered to Origin and BTH the certificates and other documents required to be delivered under Article VI.

Section 1.05            Reservation of Right to Revise Structure.

Origin may at any time and without the approval of BTH, subject to the filing of all necessary applications and the receipt of all required regulatory approvals, change the method of effecting the business combination contemplated by this Agreement if and to the extent that it reasonably deems such a change to be necessary or advantageous; provided, however, that no such change shall (i) alter the nature or reduce the amount of the consideration to be issued to Holders as Merger Consideration or holders of BTH Options as currently contemplated in this Agreement, (ii) reasonably be expected to materially impede or delay consummation of the Merger, (iii) adversely affect the Intended Tax Treatment, or (iv) require submission to or approval of BTH’s shareholders after the plan of merger set forth in this Agreement has been approved by BTH’s shareholders. In the event that Origin elects to make such a change, the Parties agree to cooperate to execute appropriate documents to reflect the change.

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ARTICLE II
MERGER CONSIDERATION; EXCHANGE PROCEDURES

Section 2.01            Merger Consideration.

Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of the Parties or any shareholder of BTH:

(a)             Each share of Origin Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain outstanding following the Effective Time and shall be unchanged by the Merger.

(b)            Each share of BTH Common Stock owned directly by Origin, BTH, or any of their respective Subsidiaries (excluding shares in trust accounts, managed accounts and the like for the benefit of customers or shares held as collateral for outstanding debt previously contracted) immediately prior to the Effective Time shall be cancelled and retired at the Effective Time without any conversion thereof, and no payment shall be made with respect thereto (the “BTH Cancelled Shares”).

(c)            Notwithstanding anything in this Agreement to the contrary, all shares of BTH Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by a shareholder who did not vote in favor of the Merger (or consent thereto in writing) and who is entitled to demand and properly demands the fair value of such shares pursuant to, and who complies in all respects with, the provisions of Chapter 10, Subchapter H of the TBOC, shall not be converted into or be exchangeable for the right to receive the Per-Share Merger Consideration (the “Dissenting Shares”), but instead the holder of such Dissenting Shares (hereinafter called a “Dissenting Shareholder”) shall be entitled to payment of the fair value of such shares in accordance with the applicable provisions of the TBOC (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist and such holder shall cease to have any rights with respect thereto, except the rights provided for pursuant to the applicable provisions of the TBOC and this Section 2.01(c)), unless and until such Dissenting Shareholder shall have failed to perfect such holder’s right to receive, or shall have effectively withdrawn or lost rights to demand or receive, the fair value of such shares of BTH Common Stock under the applicable provisions of the TBOC. If any Dissenting Shareholder shall fail to perfect or effectively withdraw or lose such Holder’s dissenter’s rights under the applicable provisions of the TBOC, each such Dissenting Share shall be deemed to have been converted into and to have become exchangeable for, the right to receive the Per-Share Merger Consideration, without any interest thereon, in accordance with the applicable provisions of this Agreement. BTH shall give Origin (i) prompt notice of any written notices to exercise dissenters’ rights in respect of any shares of BTH Common Stock, attempted withdrawals of such notices and any other instruments served pursuant to the TBOC and received by BTH relating to dissenters’ rights and (ii) the opportunity to participate in negotiations and proceedings with respect to demands for fair value under the TBOC. BTH shall not, except with the prior written consent of Origin, voluntarily make any payment with respect to, or settle, or offer or agree to settle, any such demand for payment. Any portion of the Merger Consideration made available to the Exchange Agent pursuant to this Article II to pay for shares of BTH Common Stock for which dissenters’ rights have been perfected shall be returned to Origin upon demand. If the amount paid to a Dissenting Shareholder exceeds such Dissenting Shareholder’s pro rata portion of the Merger Consideration, such excess amount shall not reduce the Per-Share Merger Consideration paid to other Holders.

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(d)            Each share of BTH Common Stock (excluding Dissenting Shares and BTH Cancelled Shares) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted, in accordance with the terms of this Article II, into and exchanged for the right to receive the portion of a share of Origin Common Stock equal to the Exchange Ratio (subject to adjustment pursuant to Section 7.01(i), the “Per-Share Merger Consideration”).

(e)            Immediately prior to the Effective Time, each option to purchase BTH Common Stock granted under any BTH Stock Plan (each a “BTH Option”) that is then outstanding shall become fully vested and exercisable. At the Effective Time, each BTH Option that is then outstanding shall automatically, by virtue of the Merger and without any action on the part of the holder thereof, be adjusted under the applicable BTH Stock Plan such that it shall represent an option to purchase shares of Origin Common Stock (each, an “Origin Substitute Option”), and the number of shares of Origin Common Stock subject to such Origin Substitute Option shall be equal to the number of shares of BTH Common Stock subject to such BTH Option immediately prior to the Effective Time multiplied by the Exchange Ratio, and the exercise price of each Origin Substitute Option shall be equal to the exercise price of the BTH Option immediately prior to the Effective Time divided by the Exchange Ratio; provided, however, that the exercise price and the number of shares of Origin Common Stock issuable upon exercise of such Origin Substitute Option, and the terms and conditions of each such Origin Substitute Option, shall be determined in a manner consistent with the requirements for a substitution of stock rights in accordance with Sections 424 or 409A of the Code, as applicable, so as not to be considered a modification of any BTH Option, to retain, where applicable and possible, the tax and accounting treatment of each such BTH Option (including any BTH Options that are intended to qualify as incentive stock options within the meaning of Section 422 of the Code) and not to be treated as a change in the form of payment or as nonqualified deferred compensation under Section 409A of the Code. Origin shall take any action necessary to assume sponsorship of any BTH Stock Plans pursuant to which BTH Options are outstanding immediately prior to the Effective Time and the obligations thereunder. Except for the BTH Options set forth on BTH Disclosure Schedule Section 3.02(c), no BTH Equity Award shall be outstanding as of the Effective Time, and no obligations to issue BTH Equity Awards shall exist following the Effective Time. Prior to the Effective Time, BTH shall take all actions necessary (including delivering all required notices and obtaining all necessary approvals and consents) to effect the treatment of the BTH Options as provided in this Section 2.01(e), to effect Origin’s assumption of any BTH Stock Plans pursuant to which BTH Options are outstanding immediately prior to the Effective Time, to terminate any BTH Stock Plans other than those being assumed by Origin as of the Effective Time, and to cause the provisions in any other agreement providing for the issuance, transfer or grant of any capital stock of BTH or any interest in respect of any capital stock of BTH to terminate and be of no further force and effect as of the Effective Time, and BTH shall ensure that following the Effective Time no person who was, immediately prior to the Effective Time, a holder of any BTH Equity Award, a person for whom a future grant of a BTH Equity Award had been approved, or a participant in any BTH Stock Plan, shall have any right thereunder to acquire any capital stock of Origin, Origin Bank, BTH or BTH Bank, except with respect to Origin Substitute Options as contemplated in this Section 2.01(e).

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Section 2.02            Adjustment of Merger Consideration.

(a)             If the Adjusted Tangible Equity (as defined and calculated below) as of the Closing Date is less than the Tangible Equity Capital Minimum (such shortfall, the “Capital Deficiency Amount”), then the Exchange Ratio shall be reduced by subtracting the Exchange Ratio Adjustment Amount (expressed as a positive number) from the Exchange Ratio such that the sum of (i) the value of the aggregate Merger Consideration and (ii) the implied value issued to holders of BTH Options in connection with the Merger (in each case based on the Average Closing Price) is reduced by such Capital Deficiency Amount. An example calculation of the Exchange Ratio Adjustment Amount is set forth in Origin Disclosure Schedule Section 2.02(a).

(b)            For purposes of this Agreement, “Adjusted Tangible Equity” shall equal the sum of BTH’s equity capital stock, capital surplus, and retained earnings, including the impact of any accumulated other comprehensive income (loss) resulting from unrealized securities gains or losses (“Securities AOCI”) (provided, however, that in the event that such Securities AOCI is in a loss position exceeding $5,000,000, Securities AOCI for purposes of this Section 2.02(b) shall be deemed to be a loss equal to $5,000,000), less goodwill and intangible assets, on a consolidated basis with BTH Bank, as determined pursuant to GAAP and in accordance with this Section 2.02(b). For purposes of calculating Adjusted Tangible Equity, BTH shall include deductions made for any transaction expenses related to the Merger, this Agreement and the transactions contemplated hereby (“Transaction Expenses”), including, to the extent not already reflected in the retained earnings of BTH as of the Closing Date (as defined in Section 2.02(c) below), reductions for (i) the amount of any costs, fees, expenses and commissions payable to any broker, finder, financial advisor or investment banking firm in connection with this Agreement or the transactions contemplated hereby; (ii) the amount of all legal and accounting fees and other expenses incurred by BTH in connection with the negotiation, execution or performance of this Agreement or the consummation of the transactions contemplated hereby; (iii) the accrual of any costs, fees, expenses, contract payments, penalties or liquidated damages associated with or incurred in connection with the termination of Terminated Contracts (as defined in Section 5.14), including, but not limited to, the termination of any data processing contract following the Closing Date and any associated deconversion fees; (iv) amounts payable upon a change in control event under any BTH Material Contract; (v) the amount of any payments to be made or expenses to be incurred pursuant to any existing employment, change in control, salary continuation, deferred compensation or other similar agreements or arrangements or severance, noncompetition, retention or bonus arrangements between BTH or BTH Bank and any other Person, including upon termination of such agreements, regardless of whether payment under such agreement or arrangement is triggered by the transactions set forth in this Agreement, and including, for the avoidance of doubt, expenses incurred or to be incurred as a result of the acceleration of vesting of any BTH Option or other benefit under a BTH Benefit Plan caused by the Merger; (vi) fifty percent (50%) of retention bonuses to be paid to BTH or BTH Bank employees mutually agreed upon by BTH and Origin; (vii) the accrual of any future benefit payments due under any salary continuation, deferred compensation or other similar agreements through the date of final payment; (viii) the amount of any additional accruals or costs to fully fund and liquidate any BTH Benefit Plan (as defined herein) and to pay all related expenses and fees to the extent such termination is requested by Origin pursuant to Section 5.11, which shall include, for the avoidance of doubt, all expenses and costs associated with the termination of the KSOP pursuant to Section 5.26; (ix) the premium or additional costs incurred to provide for the continuation of certain of BTH’s insurance policies pursuant to Section 5.10(d); (x) fifty percent (50%) of the aggregate fees, expenses and costs of the independent accounting firm pursuant to Section 2.02(c) below, if applicable; (xi) all costs associated with the assumption of the trust preferred and subordinated debt securities contemplated in Section 5.25; and (xii) any other expenses or adjustments customary for transactions of the type contemplated by this Agreement; provided that, adjustments to the calculation of the Adjusted Tangible Equity with respect to (i)-(xii) shall be mutually determined by BTH and Origin in good faith. In calculating Adjusted Tangible Equity, BTH will be permitted to calculate any expenses on an after-Tax basis (but only to the extent that such expenses are Tax-deductible) using an income tax rate of 21%. For the avoidance of doubt, Adjusted Tangible Equity shall be reduced dollar for dollar by the amount of any dividend or other distribution by BTH declared or paid on or after the date of this Agreement and prior to or on the Closing Date.

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(c)            Within ten (10) Business Days of the end of each calendar month, BTH shall prepare a sample calculation of the Adjusted Tangible Equity as of the end of such calendar month (calculated in accordance with Section 2.02(b)) and provide such sample calculation to Origin for the parties to discuss in good faith. As of a date that is not less than fifteen (15) Business Days prior to the intended Closing Date (the “Calculation Date”), BTH shall prepare in good faith and deliver to Origin an updated closing statement derived from the latest available financial information of BTH, adjusted for projections through the Closing Date and reflecting the Adjusted Tangible Equity (such statement, the “Final Closing Statement”). Such Final Closing Statement shall be prepared in a manner consistent with this Section 2.02. If Origin does not object in writing to the Final Closing Statement within five (5) Business Days after the date BTH submits such calculation to Origin, the Final Closing Statement shall be deemed to be accepted by Origin and shall constitute the final calculation of the Adjusted Tangible Equity at the Closing Date, subject only to any further changes mutually agreed upon by both BTH and Origin. If Origin timely objects in writing to the Final Closing Statement and the parties are unable to resolve any dispute related to the calculations set forth in the Final Closing Statement within five (5) Business Days after the date BTH submits such calculation to Origin, then BTH and Origin shall submit the calculation of Adjusted Tangible Equity at the Closing Date to an independent accounting firm as shall be mutually agreed in writing by the parties for review and resolution of any and all matters related to the calculation which remain in dispute. The independent accounting firm shall reach a final resolution of all matters (such determination of Adjusted Tangible Equity by the independent accounting firm shall be consistent with and in accordance with Section 2.02(b)) and shall furnish such resolution in writing to BTH and Origin as soon as practicable, but in no event more than five (5) Business Days after such matters have been referred to the independent accounting firm. Such resolution shall be made in accordance with this Agreement and will be conclusive and binding upon BTH and Origin, absent manifest error or fraud. The resolution reached by the parties or the independent accounting firm in accordance with this Section 2.02(c) will constitute the final calculation of the Adjusted Tangible Equity at the Closing Date. The costs for the independent accounting firm to reach such resolution shall be shared equally by BTH and Origin.

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Section 2.03            Rights as Shareholders; Stock Transfers.

At the Effective Time, all shares of BTH Common Stock, when converted in accordance with Section 2.01, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each Certificate or Book-Entry Share previously evidencing such shares shall thereafter represent only the right to receive for each such share of BTH Common Stock the Per-Share Merger Consideration, any cash in lieu of fractional shares of Origin Common Stock in accordance with this Article II, and any dividends or distributions to which such Holder is entitled pursuant to this Article II. At the Effective Time, holders of BTH Common Stock shall cease to be, and shall have no rights as, shareholders of BTH, other than the right to receive the Per-Share Merger Consideration, cash in lieu of fractional shares of Origin Common Stock as provided under this Article II, and any dividends or distributions to which such Holder is entitled pursuant to this Article II. At the Effective Time, the stock transfer books of BTH shall be closed, and there shall be no registration of transfers on the stock transfer books of BTH of shares of BTH Common Stock.

Section 2.04            Fractional Shares.

Notwithstanding any other provision hereof, no fractional shares of Origin Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger. In lieu thereof, Origin shall pay or cause to be paid to each Holder of a fractional share of Origin Common Stock, rounded to the nearest one hundredth of a share, an amount of cash (without interest and rounded to the nearest whole cent) determined by multiplying the fractional share interest in Origin Common Stock to which such Holder would otherwise be entitled by the Average Closing Price.

Section 2.05            Plan of Reorganization.

It is intended that the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code. This Agreement is hereby adopted as a “plan of reorganization” as that term is used in Sections 354 and 361 of the Code for the Merger. The Parties shall prepare and file all Tax Returns in accordance with the Intended Tax Treatment, and neither Party shall take any action, or fail to take any action, that is inconsistent with or that would reasonably be expected to adversely affect the Intended Tax Treatment.

Section 2.06        Exchange Procedures.

Prior to the Effective Time, Origin shall appoint the Exchange Agent for the payment and exchange of the Merger Consideration. No later than five (5) days prior to the Closing Date, Origin shall cause the Exchange Agent to mail or otherwise cause to be delivered to each Holder appropriate and customary transmittal materials, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares shall pass, only upon delivery of the Certificates or Book-Entry Shares to the Exchange Agent, as well as instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for the Per-Share Merger Consideration (plus any cash in lieu of fractional shares and any dividends or distributions to which such Holder is entitled pursuant to this Article II) as provided for in this Agreement (the “Letter of Transmittal”).

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Section 2.07            Deposit and Delivery of Merger Consideration.

(a)            At or before the Effective Time, Origin shall deposit with the Exchange Agent, for the benefit of the Holders, evidence of shares in book entry form representing the number of shares of Origin Common Stock sufficient to deliver the Merger Consideration (together with, to the extent then determinable, any cash payable in lieu of fractional shares pursuant to Section 2.04, and, if applicable, cash in an aggregate amount sufficient to make the appropriate payment to the Holders of Dissenting Shares) (collectively, the “Exchange Fund”). Upon surrender of a Certificate or Book-Entry Shares for cancellation to the Exchange Agent, together with such Letter of Transmittal, duly completed and executed, and such other documents as may reasonably be required by the Exchange Agent or Origin, such Holder will be entitled to receive the Per-Share Merger Consideration, to be issued in book entry form, and any cash in lieu of fractional shares described in Section 2.04. The Exchange Agent will cancel or cause to be cancelled the Certificates or Book-Entry Shares surrendered in accordance with this Section 2.07 and will deliver or cause to be delivered the cancelled Certificates, and evidence of cancellation of Book-Entry Shares, to Origin. The Exchange Agent or Origin, as the case may be, shall not be obligated to deliver the Per-Share Merger Consideration or cash in lieu of any fractional share to a Holder to which such Holder would otherwise be entitled as a result of the Merger until such Holder surrenders the Certificates or Book-Entry Shares representing the shares of BTH Common Stock for exchange as provided in this Article II, or, an appropriate affidavit of loss and indemnity agreement and/or a bond in such amount as may be reasonably required in each case by Origin or the Exchange Agent.

(b)            Any portion of the Exchange Fund that remains unclaimed by the shareholders of BTH for one (1) year after the Effective Time (as well as any interest or proceeds from any investment thereof) shall be delivered by the Exchange Agent to Origin. Any shareholders of BTH who have not theretofore complied with this Section 2.07 shall thereafter look only to Origin for the Per-Share Merger Consideration, any cash in lieu of fractional shares of BTH Common Stock to be issued or paid in consideration therefor, and any dividends or distributions to which such Holder is entitled in respect of each share of BTH Common Stock such shareholder held immediately prior to the Effective Time, as determined pursuant to this Agreement, in each case without any interest thereon. Neither the Exchange Agent nor any Party shall be liable to any Holder represented by any Certificate or Book-Entry Share for any amounts delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. Origin and the Exchange Agent shall be entitled to rely upon the stock transfer books of BTH to establish the identity of those Persons entitled to receive the Merger Consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of any shares of BTH Common Stock represented by any Certificate or Book-Entry Share, Origin and the Exchange Agent shall be entitled to tender to the custody of any court of competent jurisdiction any Per-Share Merger Consideration represented by such Certificate or Book-Entry Share and file legal proceedings interpleading all parties to such dispute, and will thereafter be relieved with respect to any claims thereto.

(c)             Origin or the Exchange Agent, as applicable, shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any Holder such amounts as Origin is required to deduct and withhold under applicable Law. Any amounts so deducted and withheld shall be remitted to the appropriate Governmental Authority and upon such remittance shall be treated for all purposes of this Agreement as having been paid to the Holder in respect of which such deduction and withholding was made by Origin or the Exchange Agent, as applicable.

Section 2.08            Rights of Certificate Holders after the Effective Time.

(a)            All shares of Origin Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and if ever a dividend or other distribution is declared by Origin in respect of the Origin Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares of Origin Common Stock issuable pursuant to this Agreement. No dividends or other distributions in respect of the Origin Common Stock shall be paid to any Holder of any unsurrendered Certificate or Book-Entry Share until such Certificate or Book-Entry Share is surrendered for exchange in accordance with this Article II. Subject to the effect of applicable Laws, following surrender of any such Certificate or Book-Entry Share, there shall be issued and/or paid to the Holder of the certificates representing whole shares of Origin Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Origin Common Stock and not paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Origin Common Stock with a record date after the Effective Time but with a payment date subsequent to surrender.

(b)            In the event of a transfer of ownership of a Certificate representing BTH Common Stock that is not registered in the stock transfer records of BTH, the proper amount of cash and/or shares of Origin Common Stock shall be paid or issued in exchange therefor to a person other than the person in whose name the Certificate so surrendered is registered if the Certificate formerly representing such BTH Common Stock shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment or issuance shall pay any transfer or other similar Taxes required by reason of the payment or issuance to a person other than the registered Holder of the Certificate or establish to the satisfaction of Origin that the Tax has been paid or is not applicable.

Section 2.09            Anti-Dilution Provisions.

If the number of shares of Origin Common Stock or BTH Common Stock issued and outstanding prior to the Effective Time shall be increased or decreased, or changed into or exchanged for a different number or kind of shares or securities, in any such case as a result of a stock split, reverse stock split, stock combination, stock dividend, recapitalization, reclassification, reorganization or similar transaction, or there shall be any extraordinary dividend or distribution with respect to such stock, and the record date therefor shall be prior to the Effective Time, an appropriate and proportionate adjustment shall be made to the Per-Share Merger Consideration to give holders of BTH Common Stock the same economic effect as contemplated by this Agreement prior to such event.

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ARTICLE III
REPRESENTATIONS AND WARRANTIES OF BTH

Except as set forth in the disclosure schedule delivered by BTH to Origin prior to or concurrently with the execution of this Agreement with respect to each such Section below (the “BTH Disclosure Schedule”); provided, that (a) the mere inclusion of an item in the BTH Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by BTH that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect on BTH and (b) any disclosures made with respect to a section of Article III shall be deemed to qualify (1) any other section of Article III specifically referenced or cross-referenced and (2) other sections of Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections, BTH hereby represents and warrants to Origin as follows:

Section 3.01            Organization and Standing.

Each of BTH and its Subsidiaries is (a) an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation and (b) is duly licensed or qualified to do business and in good standing in each jurisdiction where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified has not had, and is not reasonably likely to have, a Material Adverse Effect with respect to BTH. A complete and accurate list of all such jurisdictions described in (a) and (b) is set forth in BTH Disclosure Schedule Section 3.01. BTH is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended.

Section 3.02            Capital Stock.

(a)             The authorized capital stock of BTH consists of 15,000,000 shares of BTH Common Stock, 10,429,681 of which are issued and outstanding as of February 21, 2022 (the “BTH Capitalization Date”), and 10,000,000 shares of preferred stock, no par value per share, none of which are issued and outstanding as of the date of this Agreement. As of the BTH Capitalization Date, there were BTH Options to acquire 928,423 shares of BTH Common Stock outstanding. There are no shares of BTH Common Stock held by any of BTH’s Subsidiaries. Except for the exercise of BTH Options in accordance with their terms and the issuance of shares with respect thereto and any forfeitures of BTH Options, there were no changes in the number of issued or outstanding shares of BTH capital stock or changes in the number of outstanding BTH Options between the BTH Capitalization Date and the date of this Agreement.

(b)            BTH Disclosure Schedule Section 3.02(b) sets forth, as of the BTH Capitalization Date, the name and address, as reflected on the books and records of BTH, of each Holder, and the number of shares of BTH Common Stock held by each such Holder. The issued and outstanding shares of BTH Common Stock are duly authorized, validly issued, fully paid, non-assessable and have not been issued in violation of nor are they subject to preemptive rights of any BTH shareholder. All shares of BTH’s capital stock issued and outstanding have been issued in compliance with and not in violation of any applicable federal or state securities Laws.

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(c)             BTH Disclosure Schedule Section 3.02(c) sets forth, as of the BTH Capitalization Date, for each grant or award of BTH Options or other outstanding Rights of BTH, the (i) name of the grantee, (ii) date of the grant, (iii) expiration date, (iv) vesting schedule, (v) number of shares of BTH Common Stock, or any other security of BTH, subject to such award, and (vi) number of shares subject to such award that are exercisable or have vested as of the BTH Capitalization Date. Each outstanding BTH Right complies with or is exempt from Section 409A of the Code and qualifies for the tax treatment afforded thereto in BTH’s Tax Returns. Each grant of BTH Options or other outstanding BTH Rights was appropriately authorized by the board of directors of BTH or the compensation committee thereof, was made in accordance with the terms of the BTH Stock Plans and any applicable Law and regulatory rules or requirements and has a grant date identical to (or later than) the date on which it was actually granted or awarded by the board of directors of BTH or the compensation committee thereof. There are no outstanding shares of capital stock of any class, or any options, warrants or other similar rights, convertible or exchangeable securities, “phantom stock” rights, stock appreciation rights, stock based performance units, agreements, arrangements, commitments or understandings to which BTH or any of its Subsidiaries is a party, whether or not in writing, of any character relating to the issued or unissued capital stock or other securities of BTH or any of BTH’s Subsidiaries or obligating BTH or any of BTH’s Subsidiaries to issue (whether upon conversion, exchange or otherwise) or sell any share of capital stock of, or other equity interests in or other securities of, BTH or any of BTH’s Subsidiaries, except as set forth in Section 3.02(a) and other than those listed in BTH Disclosure Schedule Section 3.02(c) or BTH Disclosure Schedule Section 3.02(d). There are no obligations, contingent or otherwise, of BTH or any of BTH’s Subsidiaries to repurchase, redeem or otherwise acquire any shares of BTH Common Stock or capital stock of any of BTH’s Subsidiaries or any other securities of BTH or any of BTH’s Subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity. Except for the BTH Voting Agreements, there are no agreements, arrangements or other understandings with respect to the voting of BTH’s capital stock and there are no agreements or arrangements under which BTH is obligated to register the sale of any of its securities under the Securities Act.

(d)            No bonds, debentures, notes, or other indebtedness having the right to vote on any matters on which shareholders of BTH or BTH Bank may vote are issued or outstanding. Set forth on BTH Disclosure Schedule Section 3.02(d) is a true, correct, and complete list of all trust preferred or subordinated debt securities of BTH or any Subsidiary of BTH that are issued and outstanding as of the date of this Agreement, including, with respect to each such security, the outstanding principal and interest as of December 31, 2021, maturity date, call date (if not currently callable), current interest rate and date of the next adjustment of interest rate (if any). As of the date of this Agreement, neither BTH nor any Affiliate of BTH is deferring interest payments with respect to any trust preferred securities or related junior subordinated debt securities issued by BTH or any of its Affiliates. BTH has administered all such debt securities in accordance with the terms thereof. BTH has made available true and correct copies of the forms of note or other evidence of indebtedness related to such debt securities.

(e)             BTH Disclosure Schedule Section 3.02(e) sets forth a listing of all agreements to which BTH is a party that provide holders of BTH Common Stock with rights as holders of BTH Common Stock that are in addition to those provided by BTH’s certificate of formation, BTH’s bylaws, or by applicable Law (each, an “BTH Investor Agreement”). Each BTH Investor Agreement is valid and binding on BTH and is in full force and effect and enforceable in accordance with its terms (assuming the due execution by each other party thereto, provided that BTH hereby represents and warrants that, to its Knowledge, each BTH Investor Agreement is duly executed by all such parties), subject to the Enforceability Exception. Except as set forth in BTH Disclosure Schedule Section 3.02(e), BTH is not in default under any BTH Investor Agreement and, to BTH’s Knowledge, there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

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Section 3.03            Subsidiaries.

(a)             BTH Disclosure Schedule Section 3.03(a) sets forth a complete and accurate list of all Subsidiaries of BTH, including the jurisdiction of organization and all jurisdictions in which any such entity is qualified to do business and the number of shares or other equity interests in such Subsidiary held by BTH. Except as set forth in BTH Disclosure Schedule Section 3.03(a), (i) BTH owns, directly or indirectly, all of the issued and outstanding equity securities of each BTH Subsidiary, (ii) no equity securities of any of BTH’s Subsidiaries are or may become required to be issued (other than to BTH) by reason of any contractual right or otherwise, (iii) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any of its equity securities (other than to BTH or a wholly-owned Subsidiary of BTH), (iv) there are no contracts, commitments, understandings or arrangements relating to BTH’s rights to vote or to dispose of such securities, (v) all of the equity securities of each such Subsidiary held by BTH, directly or indirectly, are validly issued, fully paid, non-assessable and are not subject to preemptive or similar rights, and (vi) all of the equity securities of each Subsidiary that is owned, directly or indirectly, by BTH or any Subsidiary thereof, are free and clear of all Liens, other than restrictions on transfer under applicable securities or banking Laws.

(b)             Except as set forth on BTH Disclosure Schedule Section 3.03(b), neither BTH nor any of BTH’s Subsidiaries owns any stock or equity interest in any depository institution (as defined in 12 U.S.C. Section 1813(c)(1)) other than BTH Bank. Except as set forth on BTH Disclosure Schedule Section 3.03(b) and except for the capital stock of BTH Bank, neither BTH nor any of BTH’s Subsidiaries beneficially owns, directly or indirectly (other than in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted), any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind.

Section 3.04            Corporate Power; Minute Books.

(a)             BTH and each of its Subsidiaries has the corporate or similar power and authority to carry on its business as it is now being conducted and to own all of its properties and assets; and BTH has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject to receipt of all necessary approvals of Governmental Authorities, the Regulatory Approvals and the Requisite BTH Shareholder Approval.

(b)             BTH has made available to Origin a complete and correct copy of the certificate of formation and bylaws or equivalent organizational documents, each as amended to date, of BTH and each of its Subsidiaries. Neither BTH nor any of its Subsidiaries is in violation of any of the terms of its certificate of formation, bylaws or equivalent organizational documents. The minute books of BTH and each of its Subsidiaries contain records of all meetings held by, and all other corporate or similar actions of, their respective shareholders and boards of directors (including committees of their respective boards of directors) or other governing bodies, which records are complete and accurate in all material respects. The stock ledgers and the stock transfer books of BTH and each of its Subsidiaries contain complete and accurate records of the ownership of the equity securities of BTH and each of its Subsidiaries.

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Section 3.05            Corporate Authority.

Subject only to the receipt of the Requisite BTH Shareholder Approval, this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of BTH and the board of directors of BTH on or prior to the date hereof. The board of directors of BTH has directed that this Agreement be submitted to BTH’s shareholders for approval at a meeting of the shareholders and, except for the receipt of the Requisite BTH Shareholder Approval in accordance with the TBOC and BTH’s certificate of formation and bylaws, no other vote or action of the shareholders of BTH is required by Law, the certificate of formation or bylaws of BTH or otherwise to approve this Agreement and the transactions contemplated hereby. BTH has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by Origin, this Agreement is a valid and legally binding obligation of BTH, enforceable in accordance with its terms (except to the extent that validity and enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity or by principles of public policy (the “Enforceability Exception”)).

Section 3.06            Regulatory Approvals; No Defaults.

(a)             No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority are required to be made or obtained by BTH or any of its Subsidiaries in connection with the execution, delivery or performance by BTH of this Agreement or to consummate the transactions contemplated by this Agreement, except as may be required for (i) filings of applications and notices with, and receipt of consents, authorizations, approvals, exemptions or non-objections from the SEC, Nasdaq, state securities authorities, the Financial Industry Regulatory Authority, Inc., applicable securities, commodities and futures exchanges, and other industry self-regulatory organizations (each, an “SRO”), (ii) filings of applications or notices with, and consents, approvals or waivers by the FRB, the FDIC, the OCC, the OFI and other banking, regulatory, self-regulatory or enforcement authorities or any courts, administrative agencies or commissions or other Governmental Authorities and approval of or non-objection to such applications, filings and notices (taken together with the items listed in clause (i), the “Regulatory Approvals”), (iii) the filing by Origin with the SEC of the Joint Proxy Statement/Prospectus and the Registration Statement and declaration of effectiveness of the Registration Statement, (iv) the issuance of the Certificate of Merger contemplated by Section 1.04(a) and the filing of documents with the OCC, the Secretary of State of the States of Louisiana and Texas or other applicable Governmental Authorities to cause the Bank Merger to become effective and (v) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Origin Common Stock pursuant to this Agreement (the “Origin Common Stock Issuance”) and approval of listing of such Origin Common Stock on Nasdaq. Subject to the receipt of the approvals referred to in the preceding sentence, the Requisite BTH Shareholder Approval and as set forth on BTH Disclosure Schedule Section 3.06(a), the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by BTH do not and will not (1) constitute a breach or violation of, or a default under, the certificate of formation, bylaws or similar governing documents of BTH or any of its respective Subsidiaries, (2) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to BTH or any of its Subsidiaries, or any of their respective properties or assets, (3) conflict with, result in a breach or violation of any provision of, or the loss of any benefit under, or a default (or an event which, with or without notice or lapse of time, or both, would constitute a default) under, result in the creation of any Lien under, result in a right of termination or the acceleration of any right or obligation (which, in each case, would have a Material Adverse Effect on BTH or would reasonably be expected to result in a financial obligation or penalty in excess of $50,000) under any permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, contract, franchise, agreement or other instrument or obligation of BTH or any of its Subsidiaries or to which BTH or any of its Subsidiaries, or their respective properties or assets is subject or bound, or (4) require the consent or approval of any third party or Governmental Authority under any such Law, rule or regulation or any judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, contract, franchise, agreement or other instrument or obligation that would have a Material Adverse Effect on BTH or result in a material financial penalty.

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(b)             As of the date hereof, BTH has no Knowledge of any reason (i) why the Regulatory Approvals referred to in Section 6.01(b) will not be received in customary time frames from the applicable Governmental Authorities having jurisdiction over the transactions contemplated by this Agreement or (ii) why any Burdensome Condition would be imposed.

Section 3.07            Financial Statements; Internal Controls.

(a)             BTH has previously delivered or made available to Origin copies of BTH’s (i) audited consolidated financial statements (including the related notes and schedules thereto) for the years ended December 31, 2020, 2019 and 2018, accompanied by the unqualified audit reports of Henry & Peters, PC, independent registered accountants (collectively, including the audited consolidated financial statements for the year ended December 31, 2021 upon their delivery to Origin pursuant to Section 5.08(g), the “Audited Financial Statements”) and (ii) unaudited interim consolidated financial statements as of and for the year ended December 31, 2021 (collectively with any unaudited consolidated financial statements for periods subsequent to December 31, 2021 upon their delivery to Origin pursuant to Section 5.08(d), the “Unaudited Financial Statements” and collectively with the Audited Financial Statements, the “Financial Statements”). The Financial Statements (including any related notes and schedules thereto) are accurate and complete in all material respects and fairly present in all material respects the financial condition and the results of operations, changes in shareholders’ equity, and cash flows of BTH and its consolidated Subsidiaries as of the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, consistently applied, subject, in the case of the Unaudited Financial Statements, to (i) the absence of consolidated statements of changes in stockholders’ equity, consolidated statements of comprehensive income (loss), and consolidated statements of cash flow, (ii) normal, recurring year-end adjustments (the effect of which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to BTH), and (iii) the absence of notes and schedules as permitted by GAAP (that, if presented, would not differ materially from those included in the Audited Financial Statements). No financial statements of any entity or enterprise other than BTH’s Subsidiaries are required by GAAP to be included in the consolidated financial statements of BTH. Neither BTH nor any of its Subsidiaries has any liabilities or obligations of a nature that would be required by GAAP to be set forth on its consolidated balance sheet or in the notes thereto except for those which are reflected or reserved against in the Financial Statements and those which have been incurred in the Ordinary Course of Business since December 31, 2020 or in connection with this Agreement and the transactions contemplated hereby. True, correct and complete copies of the Financial Statements, other than any Financial Statements delivered to Origin pursuant to Section 5.08(g) or Section 5.08(d), are set forth in BTH Disclosure Schedule Section 3.07(a).

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(b)            The records, systems, controls, data and information of BTH and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of BTH or its Subsidiaries or accountants (including all means of access thereto and therefrom). BTH and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. BTH has disclosed, based on its most recent evaluations, to its outside auditors and the audit committee of the board of directors of BTH (i) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect BTH’s ability to record, process, summarize and report financial data and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in BTH’s internal control over financial reporting.

(c)            Since January 1, 2019, neither BTH nor any of its Subsidiaries nor, to BTH’s Knowledge, any director, officer, employee, auditor, accountant or representative of BTH or any of its Subsidiaries has received, or otherwise had or obtained Knowledge of, any material complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of BTH or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that BTH or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

Section 3.08            Regulatory Reports.

Since January 1, 2019, BTH and its Subsidiaries have timely filed with the FRB, the FDIC, the OCC, any SRO and any other applicable Governmental Authority, in correct form, the material reports, registration statements and other documents required to be filed under applicable Laws and regulations and have paid all fees and assessments due and payable in connection therewith, and such reports were complete and accurate and in compliance in all material respects with the requirements of applicable Laws and regulations. Other than normal examinations conducted by a Governmental Authority in the Ordinary Course of Business, no Governmental Authority has notified BTH or any of its Subsidiaries that it has initiated any proceeding or, to the Knowledge of BTH, threatened an investigation into the business or operations of BTH or any of its Subsidiaries since January 1, 2019. BTH has not received any unresolved violation, criticism or exception by any Governmental Authority with respect to any report or statement relating to any examinations or inspections of BTH or any of its Subsidiaries.

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Section 3.09            Absence of Certain Changes or Events.

Except as set forth in BTH Disclosure Schedule Section 3.09, the Financial Statements or as otherwise contemplated by this Agreement, since December 31, 2020, (a) BTH and its Subsidiaries have carried on their respective businesses in all material respects in the Ordinary Course of Business (except with respect to any COVID-19 Measures), and (b) there have been no events, changes or circumstances which have had, or are reasonable likely to have, individually or in the aggregate, a Material Adverse Effect with respect to BTH.

Section 3.10            Legal Proceedings.

(a)            Except as set forth in BTH Disclosure Schedule Section 3.10, there are no material civil, criminal, administrative or regulatory actions, suits, demand letters, demands for indemnification, claims, hearings, notices of violation, arbitrations, investigations, orders to show cause, market conduct examinations, notices of non-compliance or other proceedings of any nature pending or, to the Knowledge of BTH, threatened against BTH or any of its Subsidiaries or any of their current or former directors or executive officers in their capacities as such, or to which BTH or any of its Subsidiaries or any of their current or former director or executive officer, in their capacities as such, is a party, including without limitation, any such actions, suits, demand letters, demands for indemnification, claims, hearings, notices of violation, arbitrations, investigations, orders to show cause, market conduct examinations, notices of non-compliance or other proceedings of any nature that would challenge the validity or propriety of the transactions contemplated by this Agreement.

(b)            There is no material injunction, order, judgment or decree or regulatory restriction imposed upon BTH or any of its Subsidiaries, or the assets of BTH or any of its Subsidiaries (or that, upon consummation of the Merger or the Bank Merger would apply to the Surviving Company or any of its Subsidiaries or affiliates), and neither BTH nor any of its Subsidiaries has been advised of the threat of any such action, other than any such injunction, order, judgment or decree that is generally applicable to all Persons in businesses similar to that of BTH or any of BTH’s Subsidiaries.

Section 3.11            Compliance with Laws.

(a)            BTH and each of its Subsidiaries is, and has been since January 1, 2019, in compliance in all material respects with all applicable federal, state, local and foreign Laws, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, Laws related to data protection or privacy, the Gramm-Leach-Bliley Act of 1999, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Home Mortgage Disclosure Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act, the Dodd-Frank Act, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, or the regulations implementing such statutes, all other applicable anti-money laundering Laws, fair lending Laws and other Laws relating to discriminatory lending, financing, leasing or business practices and all agency requirements relating to the origination, sale and servicing of mortgage loans. Since January 1, 2019, neither BTH nor any of its Subsidiaries has been advised of any supervisory concerns regarding their compliance with the Bank Secrecy Act or related state or federal anti-money laundering laws, regulations and guidelines, including without limitation those provisions of federal regulations requiring (i) the filing of reports, such as Currency Transaction Reports and Suspicious Activity Reports, (ii) the maintenance of records and (iii) the exercise of due diligence in identifying customers. The boards of directors of BTH and its Subsidiaries have implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act.

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(b)             Neither BTH nor any of its Subsidiaries is a party to any agreement with any individual or group regarding Community Reinvestment Act matters and neither BTH nor any of its Subsidiaries has Knowledge that any facts or circumstances exist which would cause BTH or any of its Subsidiaries to be deemed not to be in satisfactory compliance with the Community Reinvestment Act, and the regulations promulgated thereunder, or to be assigned a rating for Community Reinvestment Act purposes by federal or state bank regulators of lower than “satisfactory.”

(c)             BTH and each of its Subsidiaries have all material permits, licenses, authorizations, orders and approvals of, and each has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted. All such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to BTH’s Knowledge, no suspension or cancellation of any of them is threatened.

(d)           Neither BTH nor any of its Subsidiaries has received, since January 1, 2019, written or, to BTH’s Knowledge, oral notification from any Governmental Authority (i) asserting that it is materially in non-compliance with any of the Laws which such Governmental Authority enforces or (ii) threatening to revoke any license, franchise, permit or governmental authorization.

Section 3.12            BTH Material Contracts; Defaults.

(a)            Other than the BTH Benefit Plans, neither BTH nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (i) which would entitle any present or former director, officer, employee, consultant or agent of BTH or any of its Subsidiaries to indemnification from BTH or any of its Subsidiaries other than as provided in the certificate of formation, bylaws or similar governing documents of BTH or its Subsidiaries; (ii) which grants any right of first refusal, right of first offer or similar right with respect to any material assets or properties of BTH or its respective Subsidiaries; (iii) (A) related to the borrowing by BTH or any of its Subsidiaries of money other than those entered into in the Ordinary Course of Business and (B) any guaranty of any obligation for the borrowing of money, excluding endorsements made for collection, repurchase or resale agreements, letters of credit and guaranties made in the Ordinary Course of Business; (iv) which provides for payments in excess of $60,000 to be made by BTH or any of its Subsidiaries upon a change in control thereof; (v) relating to the lease of personal property having a value in excess of $50,000 individually or $100,000 in the aggregate; (vi) relating to any joint venture, partnership, limited liability company agreement or other similar agreement or arrangement; (vii) which relates to capital expenditures and involves future payments in excess of $100,000 individually or $250,000 in the aggregate; (viii) which relates to the disposition or acquisition of material assets or any interest in any business enterprise outside the Ordinary Course of Business; (ix) which is not terminable on sixty (60) days or less notice and involving the payment of more than $60,000 per annum; (x) with an annual payment in excess of $60,000 which contains a non-compete or client or customer non-solicit requirement or any other provision that restricts in any material respect the conduct of any line of business by BTH or any of its Affiliates or upon consummation of the Merger will restrict in any material respect the ability of the Surviving Company or any of its Affiliates to engage in any line of business (including, for the avoidance of doubt, any exclusivity provision granted in favor of any third party) or which grants any right of first refusal, right of first offer or similar right or that limits or purports to limit in any material respect the ability of BTH or any of its Subsidiaries (or, following consummation of the transactions contemplated hereby, Origin or any of its Subsidiaries) to own, operate, sell, transfer, pledge or otherwise dispose of any assets or business; or (xi) pursuant to which BTH or any of its Subsidiaries may become obligated to invest in or contribute capital to any entity. Each contract, arrangement, commitment or understanding of the type described in this Section 3.12(a) is a “BTH Material Contract.” BTH has listed in BTH Disclosure Schedule Section 3.12(a) all BTH Material Contracts, and BTH has previously made available to Origin true, complete and correct copies of each such BTH Material Contract, including any and all amendments and modifications thereto.

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(b)            Each BTH Material Contract is valid and binding on BTH and any of its Subsidiaries to the extent such Subsidiary is a party thereto, as applicable, and is in full force and effect and enforceable in accordance with its terms (assuming the due execution by each other party thereto, provided that BTH hereby represents and warrants that, to its Knowledge, each BTH Material Contract is duly executed by all such parties), subject to the Enforceability Exception and except where the failure to be valid, binding, enforceable and in full force and effect, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect with respect to BTH; and neither BTH nor any of its Subsidiaries is in default under any BTH Material Contract to which it is a party, and, to BTH’s Knowledge, there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a material default.

(c)             BTH Disclosure Schedule Section 3.12(c) sets forth a true and complete list of all BTH Material Contracts pursuant to which consents, waivers or notices are required to be given thereunder, in each case, prior to the performance by BTH of this Agreement and the consummation of the Merger, the Bank Merger and the other transactions contemplated hereby and thereby.

Section 3.13            Agreements with Regulatory Agencies.

Neither BTH nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is a recipient of any extraordinary supervisory letter from, or is subject to any order or directive by, or has adopted any board resolutions at the request of any Governmental Authority (each a “BTH Regulatory Agreement”) that restricts, or by its terms will in the future restrict, the conduct of BTH’s or any of its Subsidiaries’ business or that in any manner relates to their capital adequacy, credit or risk management policies, dividend policies, management, business or operations, nor has BTH or any of its Subsidiaries been advised by any Governmental Authority that it is considering issuing, initiating, ordering, requesting, recommending, or otherwise proceeding with (or is considering the appropriateness of any of the aforementioned actions) any BTH Regulatory Agreement. To BTH’s Knowledge, there are no investigations relating to any regulatory matters pending before any Governmental Authority with respect to BTH or any of its Subsidiaries except as related to routine regulatory exams in the Ordinary Course of Business.

Section 3.14            Brokers; Fairness Opinion.

Neither BTH nor any of its officers, directors or any of its Subsidiaries has employed any broker or finder or incurred, nor will it incur, any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that BTH has engaged, and will pay a fee or commission to Piper Sandler & Co. (“BTH Financial Advisor”), in accordance with the terms of a letter agreement between BTH Financial Advisor and BTH, a true, complete and correct copy of which has been previously delivered by BTH to Origin. BTH has received the opinion of the BTH Financial Advisor (and, when it is delivered in writing, a copy of such opinion will be promptly provided to Origin for informational purposes only and solely on a non-reliance basis) to the effect that, as of the date thereof and based upon and subject to the qualifications and assumptions set forth therein, the Per-Share Merger Consideration is fair, from a financial point of view, to the holders of shares of BTH Common Stock, and, as of the date of this Agreement, such opinion has not been withdrawn, revoked or modified.

Section 3.15            Employee Benefit Plans.

(a)             BTH Disclosure Schedule Section 3.15(a) sets forth a true and complete list of each BTH Benefit Plan. For purposes of this Agreement, “BTH Benefit Plans” means all benefit and compensation plans, contracts, policies or arrangements (i) covering current or former employees of BTH or any of its Subsidiaries (such current and former employees collectively, the “BTH Employees”), (ii) covering current or former directors of BTH or any of its Subsidiaries, or (iii) with respect to which BTH, any of its Subsidiaries, Controlled Group Members, or ERISA Affiliates has or may have any liability or contingent liability, including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, health/welfare, employment, severance, change-of-control, fringe benefit, deferred compensation, defined benefit plan, defined contribution plan, stock option, stock purchase, stock appreciation rights, stock based, incentive, bonus plans, retirement plans and other policies, plans or arrangements whether or not subject to ERISA.

(b)            With respect to each BTH Benefit Plan, BTH has provided or made available to Origin true and complete copies of such BTH Benefit Plan and all amendments thereto (or a written summary of such BTH Benefit Plan where no plan document exists), any trust instruments and insurance contracts forming a part of any BTH Benefit Plans and all amendments thereto, the most current summary plan descriptions and summaries of material modifications, IRS Form 5500, including applicable schedules and reports required to be filed therewith (for the three (3) most recently completed plan years), the most recent IRS determination, opinion, or advisory letters with respect thereto, and any correspondence from any Governmental Authority. In addition, with respect to the BTH Benefit Plans for the three (3) most recently completed plan years, any plan financial statements and accompanying accounting reports, service contracts, fidelity bonds and material communications (e.g. award agreements, summary of benefits and coverage, employee and participant annual QDIA notice, safe harbor notice, and fee disclosures notices under 29 CFR 2550.404a-5), and coverage and nondiscrimination testing data and results (e.g. under Code Sections 105(h), 125, 129, 410, 401(k), and 401(m), as applicable), have been provided or made available to Origin.

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(c)             All BTH Benefit Plans are in compliance in all material respects in form and operation with all applicable Laws, including ERISA and the Code. Each BTH Benefit Plan which is intended to be qualified under Section 401(a) of the Code (“BTH 401(a) Plan”) has received a favorable determination letter from the IRS or is entitled to rely on a favorable opinion or advisory letter from the IRS, and, to BTH’s Knowledge, there is not any circumstance that could reasonably be expected to result in revocation of any such favorable determination, opinion or advisory letter, and nothing has occurred that would be expected to result in the BTH 401(a) Plan ceasing to be qualified under Section 401(a) of the Code. All BTH Benefit Plans have been administered in all material respects in accordance with their terms. There is no pending or, to BTH’s Knowledge, threatened litigation or regulatory action relating to the BTH Benefit Plans. None of BTH, any of its Subsidiaries or any KSOP fiduciary has engaged in a transaction with respect to any BTH Benefit Plan that could reasonably be expected to subject BTH, any of its Subsidiaries or any KSOP fiduciary to a tax or penalty under Section 4975 of the Code or Section 502(i) of ERISA. No BTH 401(a) Plan has been submitted under or been the subject of an IRS voluntary compliance program submission that is still outstanding or that has not been fully corrected in accordance with a compliance statement issued by the IRS with respect to any applicable failures. There are no audits, inquiries, investigations, or proceedings pending or, to BTH’s Knowledge, threatened by any Governmental Authority, or participant claims (other than claims for benefits in the normal course of business), with respect to any BTH Benefit Plan. Neither BTH nor any administrator or fiduciary of any BTH Benefit Plan (or any agent of any of the foregoing) that is an employee of BTH has engaged in any transaction, or acted or failed to act in any manner with respect to any BTH Benefit Plan that could subject it to any direct or indirect material liability (by indemnity or otherwise) for breach of any fiduciary, co-fiduciary, or other duty under ERISA. No oral or written representation or communication with respect to any aspect of the BTH Benefit Plans has been made to BTH Employees that is not in conformity with the written or otherwise preexisting terms and provisions of such plans.

(d)            Neither BTH nor any ERISA Affiliate has ever maintained a plan subject to Title IV of ERISA or Section 412 of the Code. None of BTH or any ERISA Affiliate has contributed to (or been obligated to contribute to) a “multiemployer plan” within the meaning of Section 3(37) of ERISA. BTH has not contributed to (or been obligated to contribute to) a “multiple employer plan” within the meaning of ERISA Sections 4063 or 4064 or Code Section 413(c) at any time. Neither BTH nor any of its Subsidiaries or ERISA Affiliates have incurred, and there are no circumstances under which they could reasonably be expected to incur, liability under Title IV of ERISA. Neither BTH nor any of its Subsidiaries has ever sponsored, maintained or participated in a multiple employer welfare arrangement as defined in ERISA Section 3(40).

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(e)            With respect to that portion of the B.T. Holdings, Inc. Employee Stock Ownership Plan with 401(k) Provisions (the “KSOP”) that is intended to qualify as an “employee stock ownership plan” under Section 4975(e)(7) of the Code and the regulations promulgated thereunder and Section 407(d)(6) of ERISA and regulations promulgated thereunder (the “ESOP Component”), and without limiting the other provisions of this Section 3.15, (i) all “employer securities” (as defined in Section 407(d)(1) of ERISA) at any time held by the ESOP Component have at all times been “employer securities” as defined in Section 409(l) of the Code and “qualifying employer securities” as defined in Section 4975(e)(8) of the Code and Section 407(d)(5) of ERISA; (ii) the terms, provisions, use of the proceeds and repayment of any loan to the ESOP Component (“ESOP Loan”) satisfied in all respects the applicable requirements for an “exempt loan” within the meaning of Section 4975(d) of the Code and the regulations thereunder or Prohibited Transaction Exemption 80-26; (iii) no event of default has occurred or presently exists with respect to any ESOP Loan; (iv) the KSOP has the right under any ESOP Loan document to prepay at any time the principal amount of the applicable notes without penalty and subject only to payment of accrued interest through the date of prepayment; (v) all such ESOP Loans have been (or will be upon the Closing) fully satisfied and there are (or will be upon the Closing) no outstanding amounts due by the KSOP with respect to any ESOP Loan; (vi) the ESOP component has at all times been maintained in form and in operation in compliance in all material respects with Section 401(a) of the Code; and (vii) any transaction to which the ESOP component was at any time a party involving the purchase, sale or exchange of any employer security complied in all material respects with the applicable requirements of ERISA and the Code.

(f)              All contributions required to be made with respect to all BTH Benefit Plans have been timely made or accrued on BTH’s financial statements.

(g)           Except as set forth in BTH Disclosure Schedule Section 3.15(g), no BTH Benefit Plan provides life insurance, medical, surgical, hospitalization or other employee welfare benefits to any BTH Employee, upon or following his or her retirement or termination of employment for any reason, except as may be required by Law.

(h)             All BTH Benefit Plans that are group health plans have been operated in all material respects in compliance in all material respects with the group health plan continuation requirements of Section 4980B of the Code and all other applicable sections of ERISA and the Code, and no material liabilities arising under Code Section 4980H have occurred or no such liabilities are expected to be assessed.

(i)             Except as otherwise provided for in this Agreement or as set forth in BTH Disclosure Schedule Section 3.15(i), neither the execution of this Agreement, shareholder approval of this Agreement or consummation of any of the transactions contemplated by this Agreement (individually or in conjunction with any other event) will (i) entitle any BTH Employee to retention or other bonuses, parachute payments, non-competition payments, or any other payment, (ii) entitle any BTH Employee to severance pay or any increase in severance pay, (iii) accelerate the time of payment or vesting (except as required by Law) or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under or increase the amount payable under any of the BTH Benefit Plans, (iv) result in any breach or violation of, or a default under, any of the BTH Benefit Plans, (v) result in any payment of any amount that would, individually or in combination with any other such payment, be an excess “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, or (vi) limit or restrict the right of BTH or, after the consummation of the transactions contemplated hereby, Origin or any of its Subsidiaries, to merge, amend or terminate any of the BTH Benefit Plans.

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(j)             Except as set forth in BTH Disclosure Schedule Section 3.15(j), each BTH Benefit Plan that is a non-qualified deferred compensation plan or arrangement within the meaning of Section 409A of the Code, and any underlying award, is in compliance in all material respects with Section 409A of the Code. Neither BTH nor any of its Subsidiaries (x) has any obligation to reimburse or indemnify any participant in a BTH Benefit Plan for any of the interest or penalties specified in Section 409A(a)(1)(B) of the Code that may be currently due or triggered in the future, and (y) except as set forth in BTH Disclosure Schedule Section 3.15(j), has been required to report to any Government Authority any correction or taxes due as a result of a failure to comply with Section 409A of the Code.

(k)             No BTH Benefit Plan provides for the gross-up or reimbursement of any Taxes imposed by Section 4999 of the Code or otherwise, and neither BTH nor any of its Subsidiaries has any obligation to reimburse or indemnify any party for such Taxes.

(l)              BTH has made available to Origin copies of any Code Section 280G calculations (whether or not final) with respect to any disqualified individual, if applicable, in connection with the transactions contemplated by this Agreement.

Section 3.16            Labor Matters.

Neither BTH nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is there any proceeding pending or, to BTH’s Knowledge, threatened, asserting that BTH or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel BTH or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute against BTH pending or, to BTH’s Knowledge, threatened, nor to BTH’s Knowledge is there any activity involving BTH Employees seeking to certify a collective bargaining unit or engaging in other organizational activity. To BTH’s Knowledge, BTH and its Subsidiaries have correctly classified all individuals who directly or indirectly perform services for BTH or any of its Subsidiaries for purposes of federal and state unemployment compensation Laws, workers’ compensation Laws and the rules and regulations of the U.S. Department of Labor. To BTH’s Knowledge, no officer or, to the extent related to their service to BTH or its Subsidiaries, former officer of BTH or any of its Subsidiaries is in material violation of any employment contract, confidentiality, non-competition agreement or any other restrictive covenant. BTH and its Subsidiaries are, in all material respects, in compliance with any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester or any other law, order, directive, guidelines or recommendations by any Governmental Authority in connection with or in response to COVID-19, including, but not limited to, the Coronavirus Aid, Relief, and Economic Security Act (CARES) enacted in response to the COVID-19 pandemic, and have used commercially reasonable efforts to implement health and safety protocols at all worksites under the control of BTH or any of its Subsidiaries, consistent with guidance issued by applicable federal, state and local health authorities (such laws, orders, directives, guidelines, recommendations and health and safety protocols, collectively, “COVID-19 Measures”).

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Section 3.17            Environmental Matters.

BTH and its Subsidiaries have been and are in compliance in all material respects with all applicable Environmental Laws, including obtaining, maintaining and complying with all material permits required under Environmental Laws for the operation of their respective businesses, (b) there is no action or investigation by or before any Governmental Authority relating to or arising under any Environmental Laws that is pending or, to the Knowledge of BTH, threatened against BTH or any of its Subsidiaries or any real property or facility presently owned, operated or leased by BTH or any of its Subsidiaries or any predecessor (including in a fiduciary or agency capacity), (c) neither BTH nor any of its Subsidiaries has received any written notice of or is subject to any liability, order, settlement, judgment, injunction or decree involving uncompleted, outstanding or unresolved requirements relating to or arising under Environmental Laws, (d) to the Knowledge of BTH, there have been no releases of Hazardous Substances at, on, under or affecting any of the real properties or facilities presently owned, operated or leased by BTH or any of its Subsidiaries or any predecessor (including in a fiduciary or agency capacity) in amount or condition that has resulted in or would reasonably be expected to result in a material liability to BTH or any of its Subsidiaries relating to or arising under any Environmental Laws, and (e) to the Knowledge of BTH, there are no underground storage tanks on, in or under any property currently owned, operated or leased by BTH or any of its Subsidiaries. BTH has made available to Origin all environmental audits, site assessments, documentation regarding off-site disposal of Hazardous Substances, reports and other material environmental documents related to any immovable property owned by BTH or its Subsidiaries, including non-residential other real estate, and any immovable property formerly owned or operated by BTH or any of its Subsidiaries or any of their respective predecessors.

Section 3.18            Tax Matters.

(a)             Each of BTH and its Subsidiaries has duly and timely filed (taking into account all applicable extensions) all material Tax Returns that it was required to file under applicable Laws. All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable Laws. All material Taxes due and owing by BTH or any of its Subsidiaries (whether or not shown on any Tax Return) have been fully and timely paid. Neither BTH nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return (other than any extensions to file Tax Returns obtained in the Ordinary Course of Business). Neither BTH nor any of its Subsidiaries has received written notice of any claim by any Governmental Authority in a jurisdiction where BTH or such Subsidiary does not file Tax Returns that it is or may be subject to a material amount of Taxes by that jurisdiction. There are no material Liens for Taxes (other than Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP) upon any of the assets of BTH or any of its Subsidiaries.

(b)             BTH and each of its Subsidiaries have collected or withheld and paid over to the appropriate Governmental Authority all material amounts of Taxes required to have been collected or withheld and paid over by it, and have complied in all material respects with all related information reporting and backup withholding requirements under all applicable federal, state, local and foreign Laws in connection with amounts paid or owing to any Person, including Taxes required to have been collected or withheld and paid in connection with amounts paid or owing to any employee or independent contractor, creditor, shareholder or other third party.

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(c)             No foreign, federal, state or local Tax audits or administrative or judicial Tax proceedings are currently being conducted or pending or have been threatened in writing, in each case, with respect to a material amount of Taxes of BTH or any of its Subsidiaries. Neither BTH nor any of its Subsidiaries has received from any foreign, federal, state or local taxing authority (including jurisdictions where BTH or any of its Subsidiaries have not filed Tax Returns) any (i) written notice indicating an intent to open an audit, action, suit, proceeding, claim, investigation, examination, or other litigation regarding any material amount of Taxes or (ii) written notice of deficiency or proposed adjustment for a material amount of Tax proposed, asserted or assessed by any taxing authority against BTH or any of its Subsidiaries which, in either case (i) or (ii), has not been fully paid or settled. There are no written agreements, waivers or other arrangements providing for an extension of time with respect to the assessment of any material Tax or deficiency against BTH or any of its Subsidiaries, and neither BTH nor any of its Subsidiaries has waived or extended the applicable statute of limitations for the assessment or collection of any material amount Taxes.

(d)             Neither BTH nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). Neither BTH nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was BTH), or (ii) has any liability for the Taxes of any Person (other than BTH and its Subsidiaries) under Regulations Section 1.1502-6 (or any similar provision of foreign, state or local Law), as a transferee or successor, by contract, or otherwise pursuant to Law.

(e)             Since January 1, 2019, neither BTH nor any of its Subsidiaries has distributed stock of another Person nor had its stock distributed by another Person in a transaction that was intended to be nontaxable and governed in whole or in part by Section 355 or Section 361 of the Code.

(f)              Neither BTH nor any of its Subsidiaries has participated in any “listed transaction,” as defined in Section 6707A(c)(2) of the Code and Section 1.6011-4(b)(2) of the Regulations.

(g)             Neither BTH nor any of its Subsidiaries has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(h)             Neither BTH nor any of its Subsidiaries has taken or agreed to take any action, or is aware of any fact or circumstance, that would reasonably be expected to prevent the Merger from qualifying for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 3.19            Investment Securities.

BTH and its Subsidiaries have good title to all securities and commodities owned by them (except those sold under repurchase agreements), free and clear of any Liens, except as set forth in the Financial Statements and except to the extent such securities or commodities are pledged in the Ordinary Course of Business to secure obligations of BTH or its Subsidiaries. Such securities and commodities are valued on the books of BTH in accordance with GAAP in all material respects. BTH and its Subsidiaries employ investment, securities, commodities, risk management, and other similar polices, practices and procedures, and since January 1, 2019, BTH and each of its Subsidiaries have been in compliance with such policies, practices and procedures in all material respects.

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Section 3.20            Derivative Transactions.

BTH has not entered into any interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of BTH or any of its Subsidiaries or for the account of a customer of BTH or any of its Subsidiaries.

Section 3.21            Regulatory Capitalization.

BTH and BTH Bank are “well-capitalized,” as such term is defined in the applicable state and federal rules and regulations.

Section 3.22            Loans; Nonperforming and Classified Assets.

(a)            BTH Disclosure Schedule Section 3.22(a) sets forth all (i) loans, loan agreements, notes or borrowing arrangements and other extensions of credit (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which BTH or any of its Subsidiaries is a creditor which, as of December 31, 2021, was over sixty (60) days or more delinquent in payment of principal or interest. Set forth in BTH Disclosure Schedule Section 3.22(a) is a true, correct and complete list of (A) all of the Loans of BTH and its Subsidiaries that, as of December 31, 2021, were classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import by BTH Bank, BTH or the OCC, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of such Loans by category of Loan (e.g., commercial, consumer, etc.), and (B) each Loan that, as of December 31, 2021, was classified by BTH Bank as a Troubled Debt Restructuring as defined by GAAP.

(b)             BTH Disclosure Schedule Section 3.22(b) identifies each asset of BTH or any of its Subsidiaries that as of December 31, 2021 was classified as other real estate owned (“OREO”) and the book value thereof as of December 31, 2021 as well as any assets classified as OREO between December 31, 2020 and December 31, 2021 and any sales of OREO between December 31, 2020 and December 31, 2021, reflecting any gain or loss with respect to any OREO sold.

(c)             Each Loan held in BTH’s or any of its Subsidiaries’ loan portfolio (each a “BTH Loan”) (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, is and has been secured by valid Liens which have been perfected and (iii)  is a legal, valid and binding obligation of BTH and the obligor named therein, and, assuming due authorization, execution and delivery thereof by such obligor or obligors, enforceable in accordance with its terms, subject to the Enforceability Exception.

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(d)            All currently outstanding BTH Loans were solicited, originated and currently exist in compliance in all material respects with all applicable requirements of Law, and the notes or other credit or security documents with respect to each such outstanding BTH Loan are complete and correct in all material respects. There are no oral modifications or amendments or additional agreements related to the BTH Loans that are not reflected in the written records of BTH or its Subsidiary, as applicable. All such BTH Loans are owned by BTH or its Subsidiary free and clear of any Liens other than a blanket lien on qualifying loans provided to the Federal Home Loan Bank of Dallas. No claims of defense as to the enforcement of any BTH Loan have been asserted in writing against BTH or any of its Subsidiaries for which there is a reasonable possibility of a material adverse determination, and BTH has no Knowledge of any acts or omissions which would give rise to any claim or right of rescission, set-off, counterclaim or defense for which there is a reasonable possibility of a material adverse determination to its Subsidiaries. Other than participation loans purchased by BTH from third parties that are described on BTH Disclosure Schedule Section 3.22(d), as of December 31, 2021 no BTH Loans were serviced by third parties and there was no obligation which could result in any BTH Loan becoming subject to any third party servicing.

(e)            Neither BTH nor any of its Subsidiaries is a party to any agreement or arrangement with (or otherwise obligated to) any Person which obligates BTH or any of its Subsidiaries to repurchase from any such Person any Loan or other asset of BTH or any of its Subsidiaries, unless there is a material breach of a representation or covenant by BTH or any of its Subsidiaries, and none of the agreements pursuant to which BTH or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(f)              Neither BTH nor any of its Subsidiaries is now nor has it ever been since January 1, 2019, subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Authority relating to the origination, sale or servicing of mortgage or consumer Loans.

Section 3.23            Allowance for Loan and Lease Losses.

BTH’s allowance for loan and lease losses as reflected in the latest balance sheet included in the Financial Statements was, in the opinion of management, as of the date thereof, in compliance in all material respects with BTH’s existing methodology for determining the adequacy of its allowance for loan and lease losses as well as the standards established by applicable Governmental Authority, the Financial Accounting Standards Board and GAAP.

Section 3.24            Trust Business; Administration of Fiduciary Accounts.

Neither BTH nor any of its Subsidiaries has offered or engaged in providing any individual or corporate trust services or administers any accounts for which it acts as a fiduciary, including, but not limited to, any accounts in which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor.

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Section 3.25            Investment Management and Related Activities.

None of BTH, any BTH Subsidiary or any of their respective directors, officers or employees, in each of their respective capacities as a director, officer, or employee of BTH or any BTH Subsidiary, is required to be registered, licensed or authorized under the Laws of any Governmental Authority as an investment adviser, a broker or dealer, an insurance agency, a commodity trading adviser, a commodity pool operator, a futures commission merchant, an introducing broker, a registered representative or associated person, investment adviser, representative or solicitor, a counseling officer, an insurance agent, a sales person or in any similar capacity with a Governmental Authority.

Section 3.26            Repurchase Agreements.

With respect to all agreements pursuant to which BTH or any of its Subsidiaries has purchased securities subject to an agreement to resell, if any, BTH or any of its Subsidiaries, as the case may be, has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

Section 3.27            Deposit Insurance.

The deposits of BTH Bank are insured by the FDIC in accordance with the Federal Deposit Insurance Act (“FDIA”) to the fullest extent permitted by Law, and BTH Bank has paid all premiums and assessments and filed all reports required by the FDIA. No proceedings for the revocation or termination of such deposit insurance are pending or, to BTH’s Knowledge, threatened.

Section 3.28            Transactions with Affiliates.

As of December 31, 2021, with respect to the KSOP and any loan relationship, and as of the date hereof, otherwise, except as set forth in BTH Disclosure Schedule Section 3.28, there are no outstanding amounts payable to or receivable from, or advances by BTH or any of its Subsidiaries to, and neither BTH nor any of its Subsidiaries is otherwise a creditor or debtor to (a) any director, executive officer, five percent (5%) or greater shareholder of BTH or any of its Subsidiaries or, to the Knowledge of BTH, to any of their respective Affiliates or Associates, other than as part of the normal and customary terms of such person’s employment or service as a director with BTH or any of its Subsidiaries and other than deposits held by BTH Bank in the Ordinary Course of Business, or (b) any other Affiliate of BTH or any of its Subsidiaries. As of December 31, 2021, with respect to the KSOP and any loan relationship, and as of the date hereof, otherwise, except as set forth in BTH Disclosure Schedule Section 3.28, neither BTH nor any of its Subsidiaries is a party to any transaction or agreement with any of its respective directors, executive officers or other Affiliates, other than such person’s employment or service as a director with BTH or any of its Subsidiaries and excluding any deposit relationship. All agreements between BTH Bank and any of its Affiliates (or any company treated as an affiliate for purposes of such Law) comply, to the extent applicable, with Sections 23A and 23B of the Federal Reserve Act and Regulation W of the FRB.

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Section 3.29            Title to Properties and Assets.

(a)             BTH Disclosure Schedule Section 3.29(a) sets forth a true, correct and complete list of all real property owned by BTH and each of its Subsidiaries. Except as set forth in BTH Disclosure Schedule Section 3.29(a), BTH or its Subsidiaries has good and marketable title to all of the real property owned by BTH or its respective Subsidiary, free and clear of any Lien, except for (i) statutory Liens for amounts not yet delinquent, and (ii) easements, rights of way, and other similar Liens that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties. There is no pending or, to BTH’s Knowledge, threatened legal, administrative, arbitral or other proceeding, claim, action or governmental or regulatory investigation of any nature with respect to the real property that BTH or any of its Subsidiaries owns, uses or occupies or has the right to use or occupy, now or in the future, including without limitation a pending or threatened taking of any of such real property by eminent domain.

(b)             BTH Disclosure Schedule Section 3.29(b) sets forth a true, correct and complete schedule of all leases, subleases, licenses and other agreements under which BTH or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, real property (the “Leases”). Each of the Leases is valid, binding and in full force and effect and neither BTH nor any of its Subsidiaries has received a written notice of, and otherwise has no Knowledge of any, default or termination with respect to any Lease. To BTH’s Knowledge, there has not occurred any event and no condition exists that would constitute a termination event or a breach by BTH or any of its Subsidiaries of, or default by BTH or any of its Subsidiaries in, the performance of any covenant, agreement or condition contained in any Lease. To BTH’s Knowledge, no lessor under a Lease is in material breach or default in the performance of any material covenant, agreement or condition contained in such Lease. BTH and each of its Subsidiaries has paid all rents and other charges to the extent due under the Leases and are in possession of the properties purported to be leased thereunder. True and complete copies of all Leases for, or other documentation evidencing ownership of or a leasehold interest in, the properties listed in BTH Disclosure Schedule Section 3.29(b), have been furnished or made available to Origin.

(c)             BTH and each of its Subsidiaries has good and marketable title to, valid leasehold interests in or otherwise legally enforceable rights to use all of the personal property and other assets (tangible or intangible) used, operated or held for use by it in connection with its business as presently conducted in each case, free and clear of any Lien, except for statutory Liens for amounts not yet delinquent, and other similar Liens that do not materially affect the value or use of the assets subject thereto or affected thereby or otherwise materially impair the use or operation of such property.

(d)            All buildings, structures, fixtures, building systems and equipment, and all components thereof, including the roof, foundation, load-bearing walls and other structural elements thereof, heating, ventilation, air conditioning, mechanical, electrical, plumbing and other building systems, environmental control, remediation and abatement systems, sewer, storm and waste water systems, irrigation and other water distribution systems, parking facilities, fire protection, security and surveillance systems, and telecommunications, computer, wiring and cable installations, included in the real property owned by BTH or its Subsidiaries or the subject of the Leases are in good condition and repair (normal wear and tear excepted) and sufficient for the operation of the business of BTH and its Subsidiaries.

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Section 3.30            Intellectual Property.

BTH Disclosure Schedule Section 3.30 sets forth a true, complete and correct list of all Intellectual Property owned by BTH. BTH or its Subsidiaries owns or has a valid license to use all BTH Intellectual Property, free and clear of all Liens, royalty or other payment obligations (except for royalties or payments with respect to off-the-shelf Software at standard commercial rates or pursuant to a BTH Material Contract). The BTH Intellectual Property constitutes all of the Intellectual Property necessary to carry on the business of BTH and its Subsidiaries as currently conducted. The BTH Intellectual Property is valid and enforceable and has not been cancelled, forfeited, expired or abandoned, and neither BTH nor any of its Subsidiaries has received notice challenging the validity or enforceability of BTH Intellectual Property. None of BTH or any of its Subsidiaries is, nor will any of them be as a result of the execution and delivery of this Agreement or the performance by BTH of its obligations hereunder, in violation of any licenses, sublicenses and other agreements as to which BTH or any of its Subsidiaries is a party and pursuant to which BTH or any of its Subsidiaries is authorized to use any third-party patents, trademarks, service marks, copyrights, trade secrets or computer software, and neither BTH nor any of its Subsidiaries has received notice challenging BTH’s or any of its Subsidiaries’ license or legally enforceable right to use any such third-party intellectual property rights. Except as required by Section 5.14 this Agreement, the consummation of the transactions contemplated hereby will not result in the material loss or impairment of the right of the Surviving Company or any of its Subsidiaries to own or use any of the BTH Intellectual Property.

Section 3.31            Insurance.

(a)             (i) BTH and its Subsidiaries are insured against such risks and in such amounts as the management of BTH and BTH Bank reasonably have determined to be prudent and consistent with industry practice, and BTH and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof, (ii) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of current or former officers, directors and employees of BTH and its Subsidiaries, BTH or the relevant Subsidiary thereof is the sole beneficiary of such policies, (iii) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion, (iv) there is no claim for coverage by BTH or any of its Subsidiaries pending under any insurance policy as to which coverage has been questioned, denied or disputed by the underwriters of such insurance policy, and (v) neither BTH nor any of its Subsidiaries has received written notice of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any insurance policies.

(b)             Neither BTH nor any of BTH’s Subsidiaries owns any bank owned life insurance.

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Section 3.32            Antitakeover Provisions.

No “control share acquisition,” “business combination moratorium,” “fair price” or other form of antitakeover statute or regulation is applicable to this Agreement and the transactions contemplated hereby.

Section 3.33            BTH Information.

The information relating to BTH and its Subsidiaries that is provided by or on behalf of BTH for inclusion in the Joint Proxy Statement/Prospectus and the Registration Statement will not (with respect to the Joint Proxy Statement/Prospectus, as of the date the Joint Proxy Statement/Prospectus is first mailed to BTH’s shareholders, and with respect to the Registration Statement, as of the time the Registration Statement or any amendment or supplement thereto is declared effective under the Securities Act) contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

Section 3.34            Information Security.

Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on BTH, to the Knowledge of BTH, no third party has gained unauthorized access to any information technology networks controlled by and material to the operation of the business of BTH and its Subsidiaries.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF ORIGIN

Except as set forth (a) in any registration statement, prospectus, report, schedule or definitive proxy statement filed with or furnished to the SEC by Origin between January 1, 2020 and the date hereof (but disregarding disclosures of risks under the heading “Risk Factors” or in any “forward-looking statements” disclaimer or any other statements that are similarly nonspecific or cautionary, predictive, or forward-looking in nature) or (b) in the disclosure schedule delivered by Origin to BTH prior to or concurrently with the execution of this Agreement with respect to each such Section below (the “Origin Disclosure Schedule”); provided, that (i)  the mere inclusion of an item in the Origin Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Origin that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect on Origin, and (ii) any disclosures made with respect to a section of Article IV shall be deemed to qualify (1) any other section of Article IV specifically referenced or cross-referenced and (2) other sections of Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections, Origin hereby represents and warrants to BTH as follows:

Section 4.01            Organization and Standing.

Each of Origin and its Subsidiaries is (a) an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation and (b) is duly licensed or qualified to do business and in good standing in each jurisdiction where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified has not had, and is not reasonably likely to have, a Material Adverse Effect with respect to Origin.

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Section 4.02            Capital Stock.

The authorized capital stock of Origin consists of 50,000,000 shares of Origin Common Stock, par value $5.00 per share, and 2,000,000 shares of preferred stock, no par value. As of February 15, 2022, 23,748,748 shares of Origin Common Stock were issued and outstanding and no shares of preferred stock were issued and outstanding. The outstanding shares of Origin Common Stock have been duly authorized and validly issued and are fully paid and non-assessable and have not been issued in violation of nor are they subject to preemptive rights of any Origin shareholder. The shares of Origin Common Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and will not be subject to preemptive rights. All shares of Origin’s capital stock issued and outstanding have been issued in compliance with and not in violation of any applicable federal or state securities Laws.

Section 4.03            Corporate Power.

(a)             Origin and each of its Subsidiaries has the corporate or similar power and authority to carry on its business as it is now being conducted and to own all of its properties and assets; and Origin has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject to receipt of all Regulatory Approvals and the Requisite Origin Shareholder Approval.

(b)             Origin has made available to BTH a complete and correct copy of its articles of incorporation and bylaws or equivalent organizational documents, each as amended to date, of Origin and each of its Subsidiaries. Neither Origin nor any of its Subsidiaries is in violation of any of the terms of its articles of incorporation, bylaws or equivalent organizational documents.

Section 4.04            Corporate Authority.

Subject only to the receipt of the Requisite Origin Shareholder Approval, this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of Origin and the board of directors of Origin on or prior to the date hereof. The board of directors of Origin has directed that this Agreement be submitted to Origin’s shareholders for approval at a meeting of the shareholders and, except for the receipt of the Requisite Origin Shareholder Approval in accordance with the LBCA and Origin’s articles of incorporation and bylaws, no other vote or action of the shareholders of Origin is required by Law, the articles of incorporation or bylaws of Origin or otherwise to approve this Agreement and the transactions contemplated hereby. Origin has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by BTH, this Agreement is a valid and legally binding obligation of Origin, enforceable in accordance with its terms, subject to the Enforceability Exception.

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Section 4.05            SEC Documents; Financial Statements.

(a)             Origin has filed all required reports, forms, schedules, registration statements and other documents with the SEC that it has been required to file since January 1, 2019 (the “Origin Reports”), and has paid all fees and assessments due and payable in connection therewith. As of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), the Origin Reports complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Origin Reports, and none of the Origin Reports when filed with the SEC, or if amended prior to the date hereof, as of the date of such amendment, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, no executive officer of Origin has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Origin Reports.

(b)             The consolidated financial statements of Origin included (or incorporated by reference) in the Origin Reports (including the related notes, where applicable) complied as to form, as of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), in all material respects, with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by the rules of the SEC), have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be disclosed therein), and fairly present, in all material respects, the consolidated financial position of Origin and its Subsidiaries and the consolidated results of operations, changes in shareholders’ equity and cash flows of such companies as of the dates and for the periods shown. The books and records of Origin and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements, reflect only actual transactions and there are no material misstatements, omissions, inaccuracies or discrepancies contained or reflected therein.

(c)             Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Origin, neither Origin nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), and except for those liabilities that are reflected or reserved against on the latest consolidated balance sheet of Origin included in the Origin Reports (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since the date of such consolidated balance sheet, or in connection with this Agreement and the transactions contemplated hereby.

(d)            Origin (i) has established and maintained disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, and (ii) has disclosed, based on its most recent evaluation, to its outside auditors and the audit committee of Origin’s board of directors (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Origin’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Origin’s internal control over financial reporting. These disclosures were made in writing by management to Origin’s auditors and audit committee. Origin does not have Knowledge of any reason why Origin’s outside auditors and its Chief Executive Officer and Chief Financial Officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

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(e)            Since January 1, 2019, neither Origin nor any of its Subsidiaries nor, to Origin’s Knowledge, any director, officer, employee, auditor, accountant or representative of Origin or any of its Subsidiaries has received, or otherwise had or obtained Knowledge of, any material complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of Origin or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Origin or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

Section 4.06            Regulatory Reports.

Since January 1, 2019, Origin and each of its Subsidiaries has timely filed with the FRB, FDIC, OFI, any SRO and any other applicable Governmental Authority, in correct form, all reports, registration statements and other documents required to be filed under applicable Laws and regulations and have paid all fees and assessments due and payable in connection therewith, and such reports were complete and accurate and in compliance in all material respects with the requirements of applicable Laws and regulations. Except for normal examinations conducted by a Governmental Authority in the regular course of business of Origin and its Subsidiaries, no Governmental Authority has notified Origin that it has initiated or has pending any proceeding or, to the Knowledge of Origin, threatened an investigation into the business or operations of Origin or any of its Subsidiaries since January 1, 2019. There is no unresolved violation, criticism or exception by any Governmental Authority with respect to any report filed by, or relating to any examinations or inspections by any such Governmental Authority of Origin or any of its Subsidiaries.

Section 4.07            Regulatory Approvals; No Defaults.

No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority are required to be made or obtained by Origin or any of its Subsidiaries in connection with the execution, delivery or performance by Origin of this Agreement or to consummate the transactions contemplated by this Agreement, including the Bank Merger, except for (i) the Regulatory Approvals; (ii) the filing by Origin with the SEC of the Joint Proxy Statement/Prospectus and the Registration Statement and declaration of effectiveness of the Registration Statement; (iii) the Requisite Origin Shareholder Approval; (iv) the issuance of the Certificate of Merger contemplated by Section 1.04(a) and the filing of documents with the FDIC, the Secretary of State of the States of Louisiana and Texas or other applicable state or federal banking agencies to cause the Bank Merger to become effective; (v) such other filings and reports as required pursuant to the Exchange Act and the rules and regulations promulgated thereunder, or applicable stock exchange requirements; (vi) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules and regulations of any applicable SRO and the rules of the Nasdaq; and (vii) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the Origin Common Stock Issuance and approval of listing of such Origin Common Stock on the Nasdaq. Subject to the receipt of the approvals referred to in the preceding sentence, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Origin do not and will not, (1) constitute a breach or violation of, or a default under, the articles of incorporation, bylaws or similar governing documents of Origin or any of its respective Subsidiaries, (2) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Origin or any of its Subsidiaries, or any of their respective properties or assets, (3) violate, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Origin or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which Origin or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound. As of the date hereof, Origin has no Knowledge of any reason (i) why the Regulatory Approvals and other necessary consents and approvals will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis and (ii) why a Burdensome Condition would be imposed.

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Section 4.08            Origin Information.

The information relating to Origin and its Subsidiaries that is supplied by or on behalf of Origin for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus and the Registration Statement will not (with respect to the Joint Proxy Statement/Prospectus, as of the date the Joint Proxy Statement/Prospectus is first mailed to BTH shareholders, and with respect to the Registration Statement, as of the time the Registration Statement or any amendment or supplement thereto is declared effective under the Securities Act) contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading; provided, however, that any information contained in any Origin Report as of a later date shall be deemed to modify information as of an earlier date. The portions of the Joint Proxy Statement/Prospectus relating to Origin and Origin’s Subsidiaries and other portions thereof within the reasonable control of Origin and its Subsidiaries will comply as to form in all material respects with the provisions of the Exchange Act, and the rules and regulations thereunder.

Section 4.09            Absence of Certain Changes or Events.

Except as set forth in the Origin Reports or as otherwise contemplated by this Agreement, since December 31, 2020, (a) Origin and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business, and (b) there has been no change or development with respect to Origin and its assets and business or combination of such changes or developments which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect with respect to Origin.

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Section 4.10            Compliance with Laws.

(a)            Origin and each of its Subsidiaries is, and has been since January 1, 2019, in compliance in all material respects with all applicable federal, state, local and foreign Laws, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, Laws related to data protection or privacy, the Gramm-Leach-Bliley Act of 1999, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Home Mortgage Disclosure Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act, the Dodd-Frank Act, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act or the regulations implementing such statutes, all other applicable anti-money laundering Laws, fair lending Laws and other Laws relating to discriminatory lending, financing, leasing or business practices and all agency requirements relating to the origination, sale and servicing of mortgage loans. Since January 1, 2019, neither Origin nor any of its Subsidiaries has been advised of any supervisory concerns regarding their compliance with the Bank Secrecy Act or related state or federal anti-money laundering laws, regulations and guidelines, including without limitation those provisions of federal regulations requiring (i) the filing of reports, such as Currency Transaction Reports and Suspicious Activity Reports, (ii) the maintenance of records and (iii) the exercise of due diligence in identifying customers. The boards of directors of Origin and its Subsidiaries have implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act.

(b)            Origin and each of its Subsidiaries have all material permits, licenses, authorizations, orders and approvals of, and each has made all filings and applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted. All such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Origin’s Knowledge, no suspension or cancellation of any of them is threatened.

(c)            Neither Origin nor any of its Subsidiaries has received, since January 1, 2019, written or, to Origin’s Knowledge, oral notification from any Governmental Authority (i) asserting that it is not in compliance with any of the Laws which such Governmental Authority enforces or (ii) threatening to revoke any license, franchise, permit or governmental authorization, except where such noncompliance or threatened revocation is not reasonably likely to have, a Material Adverse Effect with respect to Origin.

Section 4.11            Origin Regulatory Matters.

(a)             Origin is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended.

(b)             The deposits of Origin Bank are insured by the FDIC in accordance with FDIA to the fullest extent permitted by Law, and Origin Bank has paid all premiums and assessments and filed all reports required by the FDIA. No proceedings for the revocation or termination of such deposit insurance are pending or, to Origin’s Knowledge, threatened.

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(c)             Neither Origin nor any of its Subsidiaries is party to, or the subject of, any cease-and-desist order, consent order, written agreement, order for civil money penalty, refund, restitution, prompt corrective action directive, memorandum of understanding, supervisory letter, individual minimum capital requirement, operating agreement, or any other formal or informal enforcement action issued or required by, or entered into with, any Governmental Authority. Neither Origin nor any of its Subsidiaries has made, adopted, or implemented any commitment, board resolution, policy, or procedure at the request or recommendation of any Governmental Authority that limits in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its payment of dividends or distribution of capital, its credit or risk management, its compliance program, its management, its growth, or its business. Neither Origin nor any of its Subsidiaries has Knowledge that any Governmental Authority is considering issuing, initiating, ordering, requesting, recommending, or otherwise proceeding with any of the items referenced in this paragraph.

Section 4.12            Brokers.

Neither Origin nor any of its officers, directors or any of its Subsidiaries has employed any broker or finder or incurred, nor will it incur, any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that Origin has engaged, and will pay a fee or commission to Stephens Inc.

Section 4.13            Legal Proceedings.

(a)             Neither Origin nor any of its Subsidiaries is a party to any, and there are no pending or, to Origin’s Knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Origin or any of its Subsidiaries or any of their current or former directors or executive officers in their capacities as such that is reasonably likely to have a Material Adverse Effect on Origin, or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b)            There is no material injunction, order, judgment, decree or regulatory restriction (other than regulatory restrictions of general application to banks and bank holding companies) imposed upon Origin, any of its Subsidiaries or the assets of Origin or any of its Subsidiaries (or that, upon consummation of the Merger or the Bank Merger would apply to the Surviving Company or any of its Subsidiaries or affiliates).

Section 4.14            Tax Matters.

(a)             Each of Origin and its Subsidiaries has duly and timely filed (taking into account all applicable extensions) all material Tax Returns that it was required to file under applicable Laws. All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable Laws. All material Taxes due and owing by Origin or any of its Subsidiaries (whether or not shown on any Tax Return) have been fully and timely paid. Neither Origin nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return (other than any extensions to file Tax Returns obtained in the Ordinary Course of Business). Neither Origin nor any of its Subsidiaries has received written notice of any claim by any Governmental Authority in a jurisdiction where Origin or such Subsidiary does not file Tax Returns that it is or may be subject to a material amount of Taxes by that jurisdiction. There are no material Liens for Taxes (other than Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP) upon any of the assets of Origin or any of its Subsidiaries.

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(b)             Origin and each of its Subsidiaries have collected or withheld and paid over to the appropriate Governmental Authority all material amounts of Taxes required to have been collected or withheld and paid over by it, and have complied in all material respects with all related information reporting and backup withholding requirements under all applicable federal, state, local and foreign Laws in connection with amounts paid or owing to any Person, including Taxes required to have been collected or withheld and paid in connection with amounts paid or owing to any employee or independent contractor, creditor, shareholder or other third party.

(c)             No foreign, federal, state or local Tax audits or administrative or judicial Tax proceedings are currently being conducted or pending or have been threatened in writing, in each case, with respect to a material amount of Taxes of Origin or any of its Subsidiaries. Neither Origin nor any of its Subsidiaries has received from any foreign, federal, state or local taxing authority (including jurisdictions where Origin or any of its Subsidiaries have not filed Tax Returns) any (i) written notice indicating an intent to open an audit, action, suit, proceeding, claim, investigation, examination, or other litigation regarding any material amount of Taxes or (ii) written notice of deficiency or proposed adjustment for a material amount of Tax proposed, asserted or assessed by any taxing authority against Origin or any of its Subsidiaries which, in either case (i) or (ii), has not been fully paid or settled. There are no written agreements, waivers or other arrangements providing for an extension of time with respect to the assessment of any material Tax or deficiency against Origin or any of its Subsidiaries, and neither Origin nor any of its Subsidiaries has waived or extended the applicable statute of limitations for the assessment or collection of any material amount of Taxes.

(d)             Neither Origin nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). Neither Origin nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Origin), or (ii) has any liability for the Taxes of any Person (other than Origin and its Subsidiaries) under Regulations Section 1.1502-6 (or any similar provision of foreign, state or local Law), as a transferee or successor, by contract, or otherwise pursuant to Law.

(e)             Neither Origin nor any of its Subsidiaries has participated in any “listed transaction,” as defined in Section 6707A(c)(2) of the Code and Section 1.6011-4(b)(2) of the Regulations.

(f)              Neither Origin nor any of its Subsidiaries has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

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(g)             Since January 1, 2019, neither Origin nor any of its Subsidiaries has distributed stock of another Person nor had its stock distributed by another Person in a transaction that was intended to be nontaxable and governed in whole or in part by Section 355 or Section 361 of the Code.

(h)             Neither Origin nor any of its Subsidiaries has taken or agreed to take any action, or is aware of any fact or circumstance, that would reasonably be expected to prevent the Merger from qualifying for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 4.15            Regulatory Capitalization.

Origin and its Subsidiaries are “well-capitalized,” as such term is defined in the applicable state and federal rules and regulations.

Section 4.16            Community Reinvestment Act.

Origin Bank has complied in all material respects with the provisions of the Community Reinvestment Act and the rules and regulations thereunder, has a Community Reinvestment Act rating of not less than “satisfactory” in its most recently completed exam, and has received no material criticism from regulators with respect to discriminatory lending practices, and Origin has no Knowledge of any conditions, facts or circumstances that could result in a Community Reinvestment Act rating for Origin Bank of less than “satisfactory” or material criticism from regulators or consumers with respect to discriminatory lending practices.

ARTICLE V
COVENANTS

Section 5.01            Conduct of Business of BTH.

During the period from the date of this Agreement and continuing until the Effective Time or the earlier termination of this Agreement in accordance with its terms, except as expressly required, contemplated or permitted by this Agreement (including as set forth in the BTH Disclosure Schedule), required by Law or with the prior written consent of Origin (which consent shall not be unreasonably withheld, conditioned or delayed), BTH shall carry on its business, including the business of each of its Subsidiaries, in the Ordinary Course of Business in all material respects and consistent with prudent banking practice (including COVID-19 Measures). Without limiting the generality of the foregoing, BTH will use commercially reasonable efforts to (i) preserve its business organizations and assets intact, (ii) keep available to itself and Origin the present services of the current officers and employees of BTH and its Subsidiaries, (iii) preserve for itself and Origin the goodwill of its customers, employees, lessors and others with whom business relationships exist, and (iv) continue diligent collection efforts with respect to any delinquent loans.

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Without limiting the generality of and in furtherance of the foregoing, from the date of this Agreement until the Effective Time or the earlier termination of this Agreement in accordance with its terms, except (w) as set forth in BTH Disclosure Schedule Section 5.01, (x) as required by applicable Law or any Governmental Authority, (y) as otherwise expressly required, contemplated or permitted by this Agreement, or (z) as consented to in writing by Origin (which consent shall not be unreasonably withheld, conditioned or delayed, and Origin shall, (A) when considering the reasonableness of any such request, take into account the preservation of the franchise value of BTH and BTH Bank as independent enterprises on a going-forward basis and the prevention of substantial deterioration of the properties of BTH and its Subsidiaries, and (B) grant or deny its consent within two (2) Business Days of its receipt of a written request from BTH), BTH shall not and shall not permit its Subsidiaries to:

(a)             Stock. (i) Issue (except for the issuance of shares with respect to BTH Options duly exercised in accordance with their terms), sell, grant, pledge, dispose of, encumber or otherwise permit to become outstanding, or authorize the creation of, any additional shares of its stock, any Rights, any new award or grant under the BTH Stock Plans or otherwise, or any other securities (including units of beneficial ownership interest in any partnership or limited liability company), or enter into any agreement with respect to the foregoing, (ii) accelerate the vesting of any existing Rights, or (iii) directly or indirectly change (or establish a record date for changing), adjust, split, combine, redeem, reclassify, exchange, purchase or otherwise acquire any shares of its capital stock, or any other securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of stock, including any Rights issued and outstanding prior to the Effective Time.

(b)             Stock Certificates. Issue a replacement of any certificate representing securities of BTH or any of its Subsidiaries without obtaining a notarized lost certificate affidavit and indemnification agreement, each in a form reasonably acceptable to Origin, from the purported holder thereof.

(c)             Dividends; Other Distributions. Make, declare, pay or set aside for payment of dividends payable in cash, stock or property on or in respect of, or declare or make any distribution on, any shares of its capital stock, except for dividends from wholly-owned Subsidiaries to BTH.

(d)             Compensation; Employment Agreements, Etc. Enter into or amend or renew any employment, consulting, compensatory, severance, retention or similar agreements or arrangements with any director, officer or employee of BTH or any of its Subsidiaries, or grant any salary, wage or fee increase or increase any employee benefit or pay any incentive or bonus payments, except, in each case, (i) as contemplated by Section 5.11 of this Agreement, (ii) as may be required by Law, (iii) to satisfy the contractual obligations existing as of the date hereof set forth on BTH Disclosure Schedule Section 3.15(a), or (iv) as otherwise set forth in BTH Disclosure Schedule Section 5.01(d).

(e)             Hiring. Hire any person as an employee or officer of BTH or any of its Subsidiaries, except for at-will employment at an annual rate of base salary not to exceed $150,000 to fill vacancies that may arise from time to time in the Ordinary Course of Business.

(f)              Benefit Plans. Enter into, establish, adopt, amend, modify or terminate any BTH Benefit Plan, except (i) as may be required by or to make consistent with applicable Law, or (ii) to satisfy contractual obligations existing as of the date hereof.

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(g)             Transactions with Affiliates. Except pursuant to agreements or arrangements in effect on the date hereof and set forth in BTH Disclosure Schedule Section 5.01(g), pay, loan or advance any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any of their immediate family members or any Affiliates or Associates of any of its officers or directors other than compensation or business expense advancements or reimbursements in the Ordinary Course of Business.

(h)             Dispositions. Except in the Ordinary Course of Business, sell, license, lease, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any of its rights, assets, deposits, business or properties or cancel or release any indebtedness owed to BTH or any of its Subsidiaries.

(i)              Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the Ordinary Course of Business) all or any material portion of the assets, debt, business, deposits or properties of any other entity or Person, except for purchases specifically approved by Origin pursuant to any other applicable paragraph of this Section 5.01.

(j)              Capital Expenditures. Make any capital expenditures in amounts exceeding $50,000 individually, or $250,000 in the aggregate.

(k)             Governing Documents. Amend BTH’s certificate of formation or bylaws or any equivalent documents of BTH’s Subsidiaries.

(l)              Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by applicable Laws or GAAP or applicable accounting requirements of any Governmental Authority, in each case, including changes in the interpretation or enforcement thereof.

(m)            Contracts. Except as set forth in BTH Disclosure Schedule Section 5.01(m), enter into, amend, modify, terminate, renew, extend, or waive any material provision of, any BTH Material Contract, Lease or insurance policy, or make any change in any instrument or agreement governing the terms of any of its securities, or material lease, license or contract, other than normal renewals of contracts, licenses and leases without material adverse changes of terms with respect to BTH or any of its Subsidiaries, or enter into any contract that would constitute a BTH Material Contract if it were in effect on the date of this Agreement, except for any amendments, modifications or terminations reasonably requested by Origin.

(n)             Claims. Other than settlement of foreclosure actions in the Ordinary Course of Business (except for settlements in any case in which counterclaims have been asserted), (i) enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which BTH or any of its Subsidiaries is a party or becomes a party after the date of this Agreement, which settlement or agreement involves payment by BTH or any of its Subsidiaries of an amount which exceeds $50,000 individually or $150,000 in the aggregate and/or would impose any material restriction on the business of BTH or any of its Subsidiaries or (ii) waive or release any material rights or claims, or agree or consent to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting its business or operations.

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(o)             Banking Operations. (i) Enter into any material new line of business, introduce any material new products or services, any material marketing campaigns or any material new sales compensation or incentive programs or arrangements; (ii) change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by applicable Law, regulation or policies imposed by any Governmental Authority; (iii) make any material changes in its policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service Loans, its hedging practices and policies; and (iv) incur any material liability or obligation relating to retail banking and branch merchandising, marketing and advertising activities and initiatives except in the Ordinary Course of Business.

(p)             Derivative Transactions. Enter into any Derivative Transaction.

(q)             Indebtedness. Incur any indebtedness for borrowed money other than in the Ordinary Course of Business with a term not in excess of twelve (12) months (other than creation of deposit liabilities or sales of certificates of deposit in the Ordinary Course of Business), or incur, assume or become subject to, whether directly or by way of any guarantee or otherwise, any obligations or liabilities (absolute, accrued, contingent or otherwise) of any other Person, other than the issuance of letters of credit in the Ordinary Course of Business.

(r)              Investment Securities. (i) Other than in accordance with BTH’s investment guidelines and in the Ordinary Course of Business, acquire, sell or otherwise dispose of any debt security or equity investment or any certificates of deposits issued by other banks, nor (ii) change the classification method for any of the BTH Investment Securities from “held to maturity” to “available for sale” or from “available for sale” to “held to maturity,” as those terms are used in ASC 320, nor, (iii) at times when BTH has Securities AOCI reflecting an unrealized loss position of $5,000,000 or more, sell or otherwise dispose of any BTH Investment Securities for which BTH has an unrealized gain;

(s)             Deposits. Other than in the Ordinary Course of Business, make any changes to deposit pricing.

(t)              Loans. Make, renew, renegotiate, increase, extend or modify any loan not in compliance with the guidelines set forth on BTH Disclosure Schedule Section 5.01(t).

(u)             Investments or Developments in Real Estate. Make any investment or commitment to invest in real estate or in any real estate development project other than by way of foreclosure or deed in lieu thereof or make any investment or commitment to develop, or otherwise take any actions to develop any real estate owned by BTH or its Subsidiaries.

(v)             Taxes. Make or change any material Tax election, file any material amended Tax Return, enter into any material closing agreement with respect to Taxes, settle or compromise any material liability with respect to Taxes, agree to any material adjustment of any Tax attribute, file any claim for a material refund of taxes, or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment, provided that, for purposes of this Section 5.01(v), “material” mean affecting or relating to $50,000 or more in Taxes or $150,000 or more of taxable income.

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(w)            Compliance with Agreements. Commit any act or omission which constitutes a material breach or default by BTH or any of its Subsidiaries under any agreement with any Governmental Authority or under any BTH Material Contract, Lease or other material agreement or material license to which BTH or any of its Subsidiaries is a party or by which any of them or their respective properties are bound or under which any of them or their respective assets, business, or operations receives benefits.

(x)             Environmental Assessments. Foreclose on or take a deed or title to any real estate other than single-family residential properties without first conducting an ASTM International (“ASTM”) E1527-13 Phase I Environmental Site Assessment (or any applicable successor standard) of the property that satisfies the requirements of 40 C.F.R. Part 312 (“Phase I”), or foreclose on or take a deed or title to any real estate other than single-family residential properties if such environmental assessment indicates the presence or likely presence of any Hazardous Substances under conditions that indicate an existing release, a past release, or a material threat of a release of any Hazardous Substances into structures on the property or into the ground, ground water, or surface water of the property.

(y)             Capital Stock Purchase. Directly or indirectly repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, except as contemplated by Section 5.26.

(z)             Facilities. Except as required by Law, file any application or make any contract or commitment for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production or servicing facility or automated banking facility, except for any change that may be requested by Origin.

(aa)           Restructure. Merge or consolidate itself or any of its Subsidiaries with any other Person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Subsidiaries.

(bb)          Adverse Actions. Take any action or knowingly fail to take any action not contemplated by this Agreement that is intended or is reasonably likely to (i) prevent, delay or impair BTH’s ability to consummate the Merger or the transactions contemplated by this Agreement or (ii) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.01.

(cc)           Commitments. (i) Enter into any contract with respect to, or otherwise agree or commit to do, or adopt any resolutions of its board of directors or similar governing body in support of, any of the foregoing or (ii) take any action that is intended or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger not being satisfied in any material respect or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable Law.

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Section 5.02            Covenants of Origin.

(a)             Affirmative Covenants. From the date hereof until the Effective Time, Origin will carry on its business, including the business of each of its Subsidiaries, in the ordinary course of business in all material respects and consistent with prudent banking practice and in compliance in all material respects with all applicable Laws.

(b)             Negative Covenants. From the date hereof until the Effective Time, except as expressly permitted or contemplated by this Agreement, or as required by applicable Law or a Governmental Authority, or with the prior written consent of BTH during the period from the date of this Agreement to the Effective Time, Origin shall not, and shall not permit any of its Subsidiaries to:

(i)             amend its articles of incorporation or bylaws or equivalent organizational documents in a manner that would materially and adversely affect the economic benefits of the Merger to the Holders;

(ii)            adopt or publicly propose a plan of complete or partial liquidation or dissolution;

(iii)           take any action or knowingly fail to take any action that is intended or would reasonably be expected to result in the Merger failing to qualify as a “reorganization” under Section 368(a) of the Code;

(iv)           take any action or knowingly fail to take any action that is reasonably likely to prevent, delay or impair Origin’s ability to consummate the Merger or the transactions contemplated by this Agreement or Origin Bank’s ability to consummate the Bank Merger or perform any of its obligations under the Bank Merger Agreement; or

(v)            agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.02.

Section 5.03            Commercially Reasonable Efforts.

Subject to the terms and conditions of this Agreement, each of the Parties agrees to use commercially reasonable efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws, so as to permit consummation of the transactions contemplated hereby as promptly as practicable, including the satisfaction of the conditions set forth in Article VI, and shall reasonably cooperate with the other Party to that end.

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Section 5.04            Shareholder Approvals.

(a)             Each of Origin and BTH shall call, give notice of, convene and hold a meeting of its shareholders (the “Origin Meeting” and the “BTH Meeting,” respectively) as soon as reasonably practicable (subject to applicable notice requirements) after the Registration Statement is declared effective for the purpose of obtaining the Requisite Origin Shareholder Approval and the Requisite BTH Shareholder Approval required in connection with this Agreement and the Merger and, if so desired and mutually agreed, upon other matters of the type customarily brought before an annual or special meeting of shareholders to approve a merger agreement or the issuance of shares contemplated thereby (as applicable). The board of directors of each of Origin and BTH shall use its commercially reasonable efforts to obtain from the shareholders of Origin and BTH, as the case may be, the Requisite Origin Shareholder Approval, in the case of Origin, and the Requisite BTH Shareholder Approval, in the case of BTH. Origin or BTH shall adjourn or postpone the Origin Meeting or the BTH Meeting, as the case may be, if, as of the time for which such meeting is originally scheduled there are insufficient shares of Origin Common Stock or the BTH Common Stock, as the case may be, represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting Origin or BTH as applicable, has not received proxies representing a sufficient number of shares necessary to obtain the Requisite Origin Shareholder Approval or the Requisite BTH Shareholder Approval. Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, each of the Origin Meeting and BTH Meeting shall be convened, the Origin Stock Issuance and this Agreement shall be submitted to the shareholders of Origin, and this Agreement shall be submitted to the shareholders of BTH, at the Origin Meeting and BTH Meeting, respectively, for the purpose of voting on the approval of such proposals and the other matters contemplated hereby, and nothing contained herein shall be deemed to relieve either Origin or BTH of such obligation. Origin and BTH shall use their commercially reasonable efforts to cooperate to hold the Origin Meeting and BTH Meeting as soon as reasonably practicable (subject to applicable notice requirements) after the Registration Statement is declared effective, and to set the same record date for each such meeting.

(b)             Except to the extent provided otherwise in Section 5.09, the board of directors of BTH shall at all times prior to and during the BTH Meeting recommend approval of this Agreement by the shareholders of BTH and the transactions contemplated hereby (including the Merger) and any other matters required to be approved by BTH’s shareholders for consummation of the Merger and the transactions contemplated hereby (the “BTH Recommendation”) and shall not withhold, withdraw, amend, modify, change or qualify such recommendation in a manner adverse in any respect to the interests of Origin or take any other action or make any other public statement inconsistent with such recommendation and the Joint Proxy Statement/Prospectus shall include the BTH Recommendation. In the event that there is present at such meeting, in person or by proxy, sufficient favorable voting power to secure the Requisite BTH Shareholder Approval, BTH will not adjourn or postpone the BTH Meeting unless BTH is advised by counsel that failure to do so would result in a breach of the fiduciary duties of the board of directors of BTH. BTH shall keep Origin updated with respect to the proxy solicitation results in connection with the BTH Meeting as reasonably requested by Origin.

(c)             The board of directors of Origin shall at all times prior to and during the Origin Meeting recommend approval of this Agreement by the shareholders of Origin and the transactions contemplated hereby (including the Merger and the Origin Common Stock Issuance) and any other matters required to be approved by Origin’s shareholders for consummation of the Merger and the transactions contemplated hereby (the “Origin Recommendation”) and shall not withhold, withdraw, amend, modify, change or qualify such recommendation in a manner adverse in any respect to the interests of BTH or take any other action or make any other public statement inconsistent with such recommendation and the Joint Proxy Statement/Prospectus shall include such recommendation. In the event that there is present at such meeting, in person or by proxy, sufficient favorable voting power to secure the Requisite Origin Shareholder Approval, Origin will not adjourn or postpone the Origin Meeting unless Origin is advised by counsel that failure to do so would result in a breach of the fiduciary duties of the board of directors of Origin. Origin shall keep BTH updated with respect to the proxy solicitation results in connection with the Origin Meeting as reasonably requested by BTH.

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Section 5.05            Registration Statement; Joint Proxy Statement/Prospectus; Nasdaq Listing.

(a)             Origin and BTH agree to cooperate in the preparation of the Registration Statement. BTH shall use its commercially reasonable efforts to deliver to Origin such financial statements and related analysis of BTH, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of BTH, as may be required in order to file the Registration Statement, and any other report required to be filed by Origin with the SEC, in each case, in compliance in all material respects with applicable Laws, and shall, as promptly as practicable following execution of this Agreement, prepare and deliver drafts of such information to Origin to review. Subject to BTH’s cooperation as provided in this Section 5.05(a), within sixty (60) days of the date of this Agreement, Origin shall file with the SEC the Registration Statement. Each of Origin and BTH agree to use their respective commercially reasonable efforts to cause the Registration Statement to be declared effective by the SEC as promptly as reasonably practicable after the filing thereof and to maintain such effectiveness for as long as necessary to consummate the Merger and the other transactions contemplated by this Agreement. Origin also agrees to use commercially reasonable efforts to obtain any necessary state securities Law or “blue sky” permits and approvals required to carry out the transactions contemplated by this Agreement. BTH agrees to cooperate with Origin and Origin’s counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from BTH’s independent auditors in connection with the Registration Statement and the Joint Proxy Statement/Prospectus. After the Registration Statement is declared effective under the Securities Act, BTH shall promptly mail or cause to be mailed the Joint Proxy Statement/Prospectus to its shareholders, and Origin shall promptly mail or cause to be mailed the Joint Proxy Statement/Prospectus to its shareholders. The costs and expenses of such mailing shall be shared equally by BTH and Origin.

(b)             Origin will advise BTH, promptly after Origin receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Origin Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or upon the receipt of any comments (whether written or oral) from the SEC or its staff. Origin will provide BTH and its counsel with a reasonable opportunity to review and comment on the Registration Statement and the Joint Proxy Statement/Prospectus, and all responses to requests for additional information by and replies to comments of the SEC prior to filing such with, or sending such to, the SEC, and Origin will provide BTH and its counsel with a copy of all such filings made with the SEC. If at any time prior to the Effective Time there shall occur any event that should be disclosed in an amendment or supplement to the Joint Proxy Statement/Prospectus or the Registration Statement so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, Origin shall use its commercially reasonable efforts to promptly prepare and file such amendment or supplement with the SEC (if required under applicable Law) and cooperate with BTH to mail such amendment or supplement to BTH shareholders (if required under applicable Law).

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(c)             Origin will use its commercially reasonable efforts to cause the shares of Origin Common Stock to be issued in connection with the transactions contemplated by this Agreement to be approved for listing on Nasdaq, subject to official notice of issuance, prior to the Effective Time.

Section 5.06            Regulatory Filings; Consents.

(a)             Each of Origin and BTH and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts (i) to promptly prepare all documentation (including the Registration Statement and the Joint Proxy Statement/Prospectus), and to effect all filings, to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement, the Regulatory Approvals and all other consents and approvals of a Governmental Authority required to consummate the Merger in the manner contemplated herein, (ii) to comply with the terms and conditions of such permits, consents, approvals and authorizations and (iii) to cause the transactions contemplated by this Agreement to be consummated as expeditiously as practicable; provided, however, notwithstanding the foregoing or anything to the contrary in this Agreement, nothing contained herein shall be deemed to require Origin or any of its Subsidiaries or BTH or any of its Subsidiaries to take any non-standard action, or commit to take any such action, or agree to any non-standard condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of any Governmental Authority that would reasonably be likely to have a material and adverse effect (measured on a scale relative to BTH) on the condition (financial or otherwise), results of operations, liquidity, assets or deposit liabilities, properties or business of Origin, BTH, the Surviving Company or the Surviving Bank, after giving effect to the Merger (“Burdensome Condition”). Origin and BTH will furnish each other and each other’s counsel with all information concerning themselves, their Subsidiaries, directors, trustees, officers and shareholders and such other matters as may be necessary or advisable in connection with any application, petition or any other statement or application made by or on behalf of Origin or BTH to any Governmental Authority in connection with the transactions contemplated by this Agreement. Each Party shall have the right to review and approve in advance all characterizations of the information relating to such party and any of its Subsidiaries that appear in any filing made in connection with the transactions contemplated by this Agreement with any Governmental Authority. In addition, Origin and BTH shall each furnish to the other for review a copy of each such filing made in connection with the transactions contemplated by this Agreement with any Governmental Authority prior to its filing.

(b)             BTH will use its commercially reasonable efforts, and Origin shall reasonably cooperate with BTH at BTH’s request, to obtain all consents, approvals, authorizations, waivers or similar affirmations described on BTH Disclosure Schedule Section 3.12(c) or that are otherwise required to be obtained under the terms of any BTH Material Contract in order to prevent the consummation of the transactions contemplated by this Agreement from constituting a default under such BTH Material Contract or creating any lien, claim, or charge upon any of the assets of BTH or any of its Subsidiaries. Each Party will notify the other Party promptly and shall promptly furnish the other Party with copies of notices or other communications received by such Party or any of its Subsidiaries of any communication from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the transactions contemplated by this Agreement (and the response thereto from such Party, its Subsidiaries or its representatives). BTH will consult with Origin and its representatives as often as practicable under the circumstances so as to permit BTH and Origin and their respective representatives to cooperate to take appropriate measures to obtain such consents and avoid or mitigate any adverse consequences that may result from the foregoing.

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(c)             Origin will use its commercially reasonable efforts, and BTH shall reasonably cooperate with Origin at Origin’s request, to obtain all consents, approvals, waivers and other assurances necessary to satisfy the condition set forth in Section 6.01(i).

Section 5.07            Publicity.

Origin and BTH shall consult with each other before issuing any press release with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement without the prior consent of the other Party, which shall not be unreasonably conditioned, delayed or withheld; provided, however, that a party may, without the prior consent of the other party (but after such consultation, to the extent practicable in the circumstances), issue such press release or make such public statements as may upon the advice of counsel be required by Law or the rules and regulations of any stock exchanges. It is understood that Origin shall assume primary responsibility for the preparation of joint press releases relating to this Agreement, the Merger and the other transactions contemplated hereby.

Section 5.08            Access; Current Information.

(a)             For the purposes of verifying the representations and warranties of the other and preparing for the Merger and the other matters contemplated by this Agreement, upon reasonable notice and subject to applicable Laws, BTH agrees to afford Origin and its officers, employees, counsel, accountants and other authorized representatives such access during normal business hours at any time and from time to time throughout the period prior to the Effective Time to BTH’s and its Subsidiaries’ books, records (including, without limitation, Tax Returns and work papers of independent auditors), information technology systems, business, properties and personnel and to such other information relating to them as Origin may reasonably request and BTH shall use its commercially reasonable efforts to provide any appropriate notices to employees and/or customers in accordance with applicable Law and BTH’s privacy policy and, during such period, BTH shall furnish to Origin, upon Origin’s reasonable request, all such other information concerning the business, properties and personnel of BTH and its Subsidiaries that is substantially similar in scope to the information provided to Origin in connection with its diligence review prior to the date of this Agreement, including, without limitation, the items listed on Origin Disclosure Schedule Section 5.08(a).

(b)             For the purposes of verifying the representations and warranties of the other and preparing for the Merger and the other matters contemplated by this Agreement, during the period of time from the date of this Agreement to the Effective Time, upon reasonable notice and subject to applicable Laws, Origin agrees to furnish to BTH such information as BTH may reasonably request concerning the business of Origin and its Subsidiaries that is substantially similar in scope to the information provided to BTH in connection with its diligence review prior to the date of this Agreement.

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(c)             As promptly as reasonably practicable after they become available, BTH will furnish to Origin copies of the board packages distributed to the board of directors of BTH or any of its Subsidiaries, and minutes from the meetings thereof, copies of any internal management financial control reports showing actual financial performance against plan and previous period, and copies of any reports provided to the board of directors of BTH or any committee thereof relating to the financial performance and risk management of BTH; provided, however, that, in each case, BTH may redact therefrom any information relating to this Agreement or the transactions contemplated hereby.

(d)             During the period from the date of this Agreement to the Effective Time, at the reasonable request of either Party, the other Party will cause one or more of its designated representatives to confer with representatives of the requesting Party and to report the general status of the ongoing operations of the other Party and its Subsidiaries. Without limiting the foregoing, BTH agrees to provide to Origin (i) to the extent permitted by applicable Law, a copy of each report filed by BTH or any of its Subsidiaries with a Governmental Authority, (ii) a copy of BTH’s monthly loan trial balance, and (iii) a copy of BTH’s monthly statement of condition and profit and loss statement and, if requested by Origin, a copy of BTH’s daily statement of condition and daily profit and loss statement, in each case, which shall be provided as promptly as reasonably practicable after it is filed or prepared, as applicable. BTH further agrees to provide Origin, no later than ten (10) Business Days following the end of each calendar month following the date hereof, any supplements to BTH Disclosure Schedule Section 3.22(a) and BTH Disclosure Schedule Section 3.22(b) that would be required if the references to December 31, 2021 in each corresponding representation and warranty of BTH were changed to the date of the most recently ended calendar month.

(e)             No investigation by a Party or its representatives shall be deemed to modify or waive any representation, warranty, covenant or agreement of the other Party set forth in this Agreement, or the conditions to the respective obligations of Origin and BTH to consummate the transactions contemplated hereby.

(f)              Notwithstanding anything to the contrary in this Section 5.08, BTH shall not be required to copy Origin on any documents that disclose confidential discussions of this Agreement or the transactions contemplated hereby, that contain competitively sensitive business or other proprietary information filed under a claim of confidentiality (including any confidential supervisory information) or any other matter that BTH’s board of directors has been advised by counsel that such distribution to Origin may violate a confidentiality obligation or fiduciary duty or any Law or regulation, or may result in a waiver of BTH’s attorney-client privilege. In the event any of the restrictions in this Section 5.08(f) shall apply, BTH shall use its commercially reasonable efforts to provide appropriate consents, waivers, decrees and approvals necessary to satisfy any confidentiality issues relating to documents prepared or held by third parties (including work papers), and the Parties will make appropriate alternate disclosure arrangements, including adopting additional specific procedures to protect the confidentiality of sensitive material and to ensure compliance with applicable Laws.

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(g)            BTH will deliver, as soon as reasonably practicable, audited consolidated financial statements (including the related notes and schedules thereto) for the year ended December 31, 2021, accompanied by the audit report of Henry & Peters, PC, independent registered accountants.

Section 5.09            No Solicitation by BTH; Superior Proposals.

(a)             Except as permitted by Section 5.09(b), BTH shall not, and shall cause its Subsidiaries and each of their respective officers, directors and employees not to, and will not authorize any investment bankers, financial advisors, attorneys, accountants, consultants, affiliates or other agents of BTH or any of BTH’s Subsidiaries (collectively, the “BTH Representatives”) to, directly or indirectly, (i) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (ii) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than Origin) any information or data with respect to BTH or any of its Subsidiaries or otherwise relating to an Acquisition Proposal; (iii) release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which BTH is a party; or (iv) enter into any agreement, confidentiality agreement, agreement in principle or letter of intent with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to an Acquisition Proposal. Any violation of the foregoing restrictions by any of the BTH Representatives, whether or not such BTH Representative is so authorized and whether or not such BTH Representative is purporting to act on behalf of BTH or otherwise, shall be deemed to be a breach of this Agreement by BTH. BTH and its Subsidiaries shall, and shall cause each of the BTH Representatives to, immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any Persons (other than Origin and its representatives) with respect to any existing or potential Acquisition Proposal.

For purposes of this Agreement, “Acquisition Proposal” means any inquiry, offer or proposal (other than an inquiry, offer or proposal from Origin), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, an Acquisition Transaction.

For purposes of this Agreement, “Acquisition Transaction” means (A) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving BTH or any of its Subsidiaries; (B) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, a significant portion of the assets of BTH or any of its Subsidiaries; (C) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing twenty percent (20%) or more of the votes attached to the outstanding securities of BTH or any of its Subsidiaries; (D) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning twenty percent (20%) or more of any class of equity securities of BTH or any of its Subsidiaries; or (E) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

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For purposes of this Agreement, “Superior Proposal” means a bona fide, unsolicited Acquisition Proposal (i) that if consummated would result in a third party (or in the case of a direct merger between such third party and BTH or any of its Subsidiaries, the shareholders of such third party) acquiring, directly or indirectly, more than fifty percent (50%) of the outstanding BTH Common Stock or more than fifty percent (50%) of the assets of BTH and its Subsidiaries, taken as a whole, for consideration consisting of cash and/or securities and (ii) that the board of directors of BTH reasonably determines in good faith, after consultation with its outside financial advisor and outside legal counsel, (A) is reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal, including all conditions contained therein and the Person making such Acquisition Proposal, and (B) taking into account any changes to this Agreement proposed by Origin in response to such Acquisition Proposal, as contemplated by Section 5.09(e), and all financial, legal, regulatory and other aspects of such takeover proposal, including all conditions contained therein and the Person making such proposal, is more favorable to the shareholders of BTH from a financial point of view than the Merger.

(b)             Notwithstanding Section 5.09(a) or any other provision of this Agreement, prior to the date of the BTH Meeting, BTH may take any of the actions described in Section 5.09(a)(ii) or (iv) if, but only if, (i) BTH has received a bona fide unsolicited written Acquisition Proposal that did not result from a breach of Section 5.09(a); (ii) the board of directors of BTH reasonably determines in good faith, after consultation with and having considered the advice of its outside financial advisor and outside legal counsel, that (A) such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal and (B) it is reasonably necessary to take such actions to comply with its fiduciary duties to BTH’s shareholders under applicable Law; (iii) BTH has provided Origin with at least three (3) Business Days’ prior notice of such determination; and (iv) prior to furnishing or affording access to any information or data with respect to BTH or any of its Subsidiaries or otherwise relating to an Acquisition Proposal, BTH receives from such Person a confidentiality agreement with terms no less favorable to BTH than those contained in the confidentiality agreement with Origin. BTH shall promptly provide to Origin any non-public information regarding BTH or its Subsidiaries provided to any other Person which was not previously provided to Origin, such additional information to be provided no later than the date of provision of such information to such other party.

(c)             BTH shall promptly (and in any event within twenty-four (24) hours) notify Origin in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, BTH or the BTH Representatives, in each case in connection with any Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications) except to the extent that such materials constitute confidential information of the Person making such offer or proposal under an effective confidentiality agreement). BTH agrees that it shall keep Origin informed, on a reasonably current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request).

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(d)            Neither the board of directors of BTH nor any committee thereof shall (i) withdraw, qualify, amend or modify, or propose to withdraw, qualify, amend or modify, in a manner adverse to Origin in connection with the transactions contemplated by this Agreement (including the Merger), the BTH Recommendation, fail to reaffirm the BTH Recommendation within three (3) Business Days following a request by Origin, or make any statement, filing or release, in connection with the BTH Meeting or otherwise, inconsistent with the BTH Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the BTH Recommendation); (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal; or (iii) enter into (or cause BTH or any of its Subsidiaries to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (A) related to any Acquisition Transaction (other than a confidentiality agreement entered into in accordance with the provisions of Section 5.09(b)) or (B) requiring BTH to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement.

(e)             Notwithstanding Section 5.09(d), prior to the date of the BTH Meeting, the board of directors of BTH may withdraw, qualify, amend or modify the BTH Recommendation (a “BTH Subsequent Determination”) after the fifth (5th) Business Day following Origin’s receipt of a notice (the “Notice of Superior Proposal”) from BTH advising Origin that the board of directors of BTH has decided that a bona fide unsolicited written Acquisition Proposal that it received (that did not result from a breach of Section 5.09(a)) constitutes a Superior Proposal if, but only if, (i) the board of directors of BTH has determined in good faith, after consultation with and having considered the advice of outside legal counsel and its financial advisor, that it is reasonably necessary to take such actions to comply with its fiduciary duties to BTH’s shareholders under applicable Law, (ii) during the five (5) Business Day period after receipt of the Notice of Superior Proposal by Origin (the “Notice Period”), BTH and the board of directors of BTH shall have cooperated and negotiated in good faith with Origin to make such adjustments, modifications or amendments to the terms and conditions of this Agreement as would enable BTH to proceed with the BTH Recommendation without a BTH Subsequent Determination; provided, however, that Origin shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement and (iii) at the end of the Notice Period, after taking into account any such adjusted, modified or amended terms as may have been proposed by Origin since its receipt of such Notice of Superior Proposal, the board of directors of BTH has again in good faith made the determination (A) in clause (i) of this Section 5.09(e) and (B) that such Acquisition Proposal constitutes a Superior Proposal. In the event of any material revisions to the Superior Proposal, BTH shall be required to deliver a new Notice of Superior Proposal to Origin and again comply with the requirements of this Section 5.09(e), except that the Notice Period shall be reduced to three (3) Business Days.

(f)              Notwithstanding any BTH Subsequent Determination, unless this Agreement has been terminated in accordance with its terms, this Agreement shall be submitted to BTH’s shareholders at the BTH Meeting for the purpose of voting on the approval of this Agreement and the transactions contemplated hereby (including the Merger) and nothing contained herein shall be deemed to relieve BTH of such obligation; provided, however, that if the board of directors of BTH shall have made a BTH Subsequent Determination with respect to a Superior Proposal, then the board of directors of BTH may recommend approval of such Superior Proposal by the shareholders of BTH and may submit this Agreement to BTH’s shareholders without recommendation either for or against, in which event the board of directors of BTH shall communicate the basis for its recommendation of such Superior Proposal and the basis for its lack of a recommendation with respect to this Agreement and the transactions contemplated hereby to BTH’s shareholders in the Joint Proxy Statement/Prospectus or an appropriate amendment or supplement thereto.

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(g)             Nothing contained in this Section 5.09 shall prohibit BTH or the board of directors of BTH from complying with BTH’s obligations required under Rule 14e-2(a) promulgated under the Exchange Act; provided, however, that any such disclosure relating to an Acquisition Proposal (other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed a change in the BTH Recommendation unless the board of directors of BTH reaffirms the BTH Recommendation in such disclosure.

Section 5.10            Indemnification.

(a)             For a period of six (6) years from and after the Effective Time, and in any event subject to the provisions of Section 5.10(c), Origin shall indemnify and hold harmless the present and former directors and officers of BTH and its Subsidiaries (each an “Indemnified Party”), against all costs, expenses (including reasonable attorney’s fees), judgments, fines, losses, claims, damages or liabilities or amounts that are paid in settlement (which settlement shall require the prior written consent of Origin, which consent shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (each a “Claim”), arising out of actions or omissions of such persons in the course of performing their duties for BTH or any of its Subsidiaries occurring at or before the Effective Time (including the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time, to the same extent permitted under the organizational documents of BTH and its Subsidiaries in effect on the date of this Agreement to the extent permitted by applicable Law; provided, however, that that notwithstanding anything to the contrary contained in the organizational documents of the BTH or its Subsidiaries, Origin shall have no obligation to provide indemnification under this paragraph (a) to any Indemnified Party for any Excluded Claim.

(b)             In connection with the indemnification provided pursuant to this Section 5.10, Origin and/or an Origin Subsidiary will advance expenses, promptly after statements therefor are received, to each BTH Indemnified Party, to the same extent permitted under the organizational documents of BTH and its Subsidiaries in effect on the date of this Agreement to the extent permitted by applicable Law (provided the individual to whom expenses are advanced provides an undertaking to repay such advance if it is ultimately determined that such individual is not entitled to indemnification), including the payment of the fees and expenses of one counsel with respect to a matter, and one local counsel in each applicable jurisdiction, if necessary or appropriate, selected by such BTH Indemnified Party or multiple Indemnified Parties, it being understood that they collectively shall only be entitled to one counsel and one local counsel in each applicable jurisdiction where necessary or appropriate (unless a conflict shall exist between them in which case they may retain separate counsel) and that all such counsel shall be reasonably satisfactory to Origin. Origin shall have no obligation to advance expenses related to any Excluded Claim.

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(c)             Any Indemnified Party wishing to claim indemnification under this Section 5.10 shall promptly notify Origin upon learning of any Claim, provided that, failure to so notify shall not affect the obligation of Origin under this Section 5.10, unless, and only to the extent that, Origin is materially prejudiced in the defense of such Claim as a consequence. In the event of any such Claim (whether asserted or claimed prior to, at or after the Effective Time), (i) Origin shall have the right to assume the defense thereof and Origin shall not be liable to such Indemnified Parties for any legal expenses or other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, (ii) the Indemnified Parties will cooperate in the defense of any such matter, (iii) Origin shall not be liable for any settlement effected without its prior written consent, and (iv) Origin shall have no obligation hereunder to any Indemnified Party if such indemnification would be in violation of any applicable federal or state banking Laws or regulations, or in the event that a federal or state banking agency or a court of competent jurisdiction shall determine that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable Laws and regulations, whether or not related to banking Laws.

(d)             For a period of six (6) years following the Effective Time, Origin will maintain director’s and officer’s liability insurance (herein, “D&O Insurance”) that serves to reimburse the present and former officers and directors of BTH or its Subsidiaries (determined as of the Effective Time) with respect to claims against such directors and officers arising from facts or events occurring before the Effective Time (including the transactions contemplated hereby), which insurance will, unless otherwise approved by BTH, contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to the Indemnified Party, as that coverage currently provided by BTH; provided that, if Origin is unable to maintain or obtain the insurance called for by this Section 5.10, Origin will provide as much comparable insurance as is reasonably available (subject to the limitations described below in this Section 5.10(d)); and provided, further, that officers and directors of BTH or its Subsidiaries may be required to make application and provide customary representations and warranties to the carrier of the D&O Insurance for the purpose of obtaining such insurance. In no event shall Origin be required to expend for such tail insurance a premium amount in excess of an amount equal to two hundred percent (200%) of the annual premiums paid by BTH for D&O Insurance in effect as of the date of this Agreement (the “Maximum D&O Tail Premium”). If the cost of such tail insurance exceeds the Maximum D&O Tail Premium, Origin shall obtain tail insurance coverage or a separate tail insurance policy with the greatest coverage reasonably available, in Origin’s reasonable discretion after consultation with BTH, for a cost not exceeding the Maximum D&O Tail Premium.

(e)             This Section 5.10 shall survive the Effective Time, is intended to benefit each BTH Indemnified Party (each of whom shall be entitled to enforce this Section 5.10 against Origin), and shall be binding on all successors and assigns of Origin.

(f)              If Origin or any of its successors and assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) shall transfer all or substantially all of its property and assets to any individual, corporation or other entity, then, in each such case, proper provision shall be made so that the successors and assigns of Origin and its Subsidiaries shall assume the obligations set forth in this Section 5.10.

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Section 5.11            Employees; Benefit Plans.

(a)             Following the Effective Time, Origin shall maintain or cause to be maintained employee benefit plans for the benefit of employees who are full time employees of BTH on the Closing Date and who become employees of Origin in connection with the transaction contemplated hereunder (“Covered Employees”) that provide employee benefits which, in the aggregate, are substantially comparable to the employee benefits and cash-based compensation opportunities that are made available on a uniform and non-discriminatory basis to similarly situated employees of Origin; provided, however, that in no event shall any Covered Employee be eligible to participate in any closed or frozen plan of Origin. Origin shall give the Covered Employees credit for their prior service with BTH for purposes of eligibility (including initial participation and eligibility for current benefits) and vesting under any employee benefit plan maintained by Origin and in which Covered Employees may be eligible to participate.

(b)             With respect to any employee benefit plan of Origin that is a health, dental, vision or other welfare plan in which any Covered Employee is eligible to participate, for the plan year that includes the Closing, if Covered Employees are eligible to participate in such plans, Origin shall use its commercially reasonable efforts to cause any pre-existing condition limitations, eligibility waiting periods or evidence of insurability requirements under such Origin plan to be waived with respect to such Covered Employee and his or her covered dependents to the extent such condition was or would have been covered under the comparable BTH Benefit Plan in which such Covered Employee participated immediately prior to the Effective Time.

(c)             Following the Effective Time, Origin Bank shall credit each Covered Employee with an amount of paid time off equal to such Covered Employee’s accrued but unused paid time off at BTH Bank (“Carryover PTO”); provided, however, that such Carryover PTO will be forfeited if not used in accordance with the terms of Origin Bank’s policies.

(d)             Except for employees whose terms of employment are governed by an agreement with BTH, BTH Bank, Origin, or Origin Bank containing provisions related to severance benefits, any employee of BTH or BTH Bank that becomes an employee of Origin or Origin Bank at the Effective Time who is terminated within one year following the Effective Time (other than for cause, death, disability, normal retirement or voluntarily resignation) shall receive a severance payment calculated in accordance with the Origin Bank severance policy.

(e)             Following the Effective Time, Origin shall assume, honor and comply with all obligations set forth in the change in control agreements listed on BTH Disclosure Schedule Section 5.11(e). Origin hereby acknowledges that, for purposes of such change in control agreements, a “change of control” of BTH will occur at the Effective Time.

(f)              Nothing in this Section 5.11 shall be construed to limit the right of the Surviving Company to amend or terminate any BTH Benefit Plan or other employee benefit plan, to the extent such amendment or termination is permitted by the terms of the applicable plan, nor shall anything in this Section 5.11 be construed to require Surviving Company to retain the employment of any particular Covered Employee for any fixed period of time following the Closing Date, and the continued retention (or termination) by Surviving Company of any Covered Employee subsequent to the Effective Time shall be subject in all events to Origin’s normal and customary employment procedures and practices, including customary background screening and evaluation procedures, and satisfactory employment performance.

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(g)             For purposes of this Section 5.11, all references to BTH shall include each of the Subsidiaries of BTH and all references to Origin shall include each of the Subsidiaries of Origin (including, from and after the Effective Time, BTH and its Subsidiaries).

Section 5.12            Notification of Certain Changes.

Origin and BTH shall promptly advise the other Party of any change or event having, or which could reasonably be expected to have, a Material Adverse Effect or which it believes would, or which could reasonably be expected to, cause or constitute a material breach of any of its representations, warranties or covenants contained herein and BTH shall provide on a periodic basis written notice to Origin of any matters that BTH becomes aware of that should be disclosed on a supplement or amendment to the BTH Disclosure Schedule.

Section 5.13            Transition; Informational Systems Conversion.

From and after the date hereof, Origin and BTH will use their commercially reasonable efforts to facilitate the integration of BTH with the business of Origin following consummation of the transactions contemplated hereby, and shall meet on a regular basis to discuss and plan for the conversion of the data processing and related electronic informational systems of BTH and each of its Subsidiaries (the “Informational Systems Conversion”) to those used by Origin, which planning shall include, but not be limited to, (a) discussion of third-party service provider arrangements of BTH and each of its Subsidiaries; (b) non-renewal or changeover, after the Effective Time, of personal property leases and software licenses used by BTH and each of its Subsidiaries in connection with the systems operations; (c) retention of outside consultants and additional employees to assist with the conversion; (d) outsourcing, as appropriate after the Effective Time, of proprietary or self-provided system services; and (e) any other actions necessary and appropriate to facilitate the conversion, as soon as practicable following the Effective Time. Origin shall reimburse BTH for all costs and expenses incurred by BTH in connection with the actions contemplated by this Section 5.13, except those amounts included in the Transaction Expenses definition pursuant to Section 2.02(b).

Section 5.14            Termination of Contracts.

Prior to the Closing Date and in accordance with this Section 5.14, BTH will take all actions necessary to accrue any and all costs, fees, expenses, contract payments, penalties or liquidated damages necessary to be paid in connection with the termination of any Terminated Contract, and such accrual shall be reflected in the calculation of Transaction Expenses as contemplated by Section 2.02(b). For purposes of this Agreement, “Terminated Contract” means (a) each BTH Material Contract listed on Origin Disclosure Schedule Section 5.14, (b) any other BTH Material Contract requested by Origin to be amended, modified or terminated that is not included on BTH Disclosure Schedule Section 3.12(a), and (c) any contract, agreement, or other commitment that would have been a BTH Material Contract pursuant to Section 3.12(a)(x) but for the annual amount payable by BTH thereunder and that is requested by Origin to be amended, modified or terminated. For the avoidance of doubt, (i) prior to the Closing Date, Origin may remove BTH Material Contracts from Origin Disclosure Schedule Section 5.14 and such BTH Material Contracts will no longer be deemed to be Terminated Contracts, (ii) to the extent that Origin desires that a Terminated Contract remain in effect for a period of time after the Closing Date, the expense accrual for such Terminated Contract shall be reduced to reflect expenses to be incurred in connection with a termination on such future date (but only if the expenses as of such date are lower than on the Closing Date), as determined in good faith by Origin, and (iii) Origin will be responsible for the amendment, modification or termination of any contract or agreement subject to this Section 5.14 after the Closing Date and all costs, fees, expenses, contract payments, penalties or liquidated damages necessary to be paid in connection with the termination of each such contract or agreement shall be paid with the funds accrued for such purpose by BTH.

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Section 5.15            No Control of Other Party’s Business.

Nothing contained in this Agreement shall give Origin, directly or indirectly, the right to control or direct the operations of BTH or its Subsidiaries prior to the Effective Time, and nothing contained in this Agreement shall give BTH, directly or indirectly, the right to control or direct the operations of Origin or its Subsidiaries prior to the Effective Time. Prior to the Effective Time, each of BTH and Origin shall exercise, consistent with the terms and conditions of this Agreement, control and supervision over its and its Subsidiaries’ respective operations.

Section 5.16            Certain Litigation.

Each Party shall promptly advise the other Party orally and in writing of any actual or threatened shareholder litigation against such Party and/or the members of the board of directors of BTH or the board of directors of Origin related to this Agreement or the Merger and the other transactions contemplated by this Agreement. BTH shall: (i) permit Origin to review and discuss in advance, and consider in good faith the views of Origin in connection with, any proposed written or oral response to such shareholder litigation; (ii) furnish Origin’s outside legal counsel with all non-privileged information and documents which outside counsel may reasonably request in connection with such shareholder litigation; (iii) consult with Origin regarding the defense or settlement of any such shareholder litigation, shall give due consideration to Origin’s advice with respect to such shareholder litigation and shall not settle any such litigation prior to such consultation and consideration; provided, however, that BTH shall not settle any such shareholder litigation if such settlement requires the payment of money damages, without the written consent of Origin (such consent not to be unreasonably withheld, conditioned or delayed) unless the payment of any such damages by BTH is reasonably expected by BTH, following consultation with outside counsel, to be fully covered (disregarding any deductible to be paid by BTH) under BTH’s existing director and officer insurance policies, including any tail policy.

Section 5.17            Board Representation; Director Resignations.

At or prior to the Effective Time, Origin will cause the number of directors that comprise the full board of directors of each of the Surviving Company and the Surviving Bank to be increased by two (2) and shall appoint two individuals designated by the BTH board of directors and reasonably acceptable to the Origin board of directors (the “Board Representatives”) to serve as directors of the Surviving Company and the Surviving Bank from and after the Effective Time until such Board Representatives are succeeded in accordance with the bylaws of the Surviving Company or the Surviving Bank, as applicable. No other directors or employees of BTH shall be designated to serve on the board of directors of the Surviving Company or the Surviving Bank at the Effective Time or at any time thereafter. Prior to the Effective Time, BTH will cause to be delivered to Origin resignations of all the directors of BTH and its Subsidiaries, such resignations to be effective as of the Effective Time.

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Section 5.18            Claims Letters.

Concurrently with the execution and delivery of this Agreement and effective upon the Closing, BTH has caused each director of BTH and BTH Bank to execute and deliver the Claims Letter in the form attached hereto as Exhibit E.

Section 5.19            Employment Agreements.

BTH will use its commercially reasonable efforts to obtain from the individuals set forth in Origin Disclosure Schedule Section 5.19 certain amendments to their employment agreements with BTH and/or BTH Bank that become effective as of (and subject to the occurrence of) the Effective Time.

Section 5.20            Coordination.

(a)             Prior to the Effective Time, subject to applicable Laws, BTH and its Subsidiaries shall take any actions Origin may reasonably request from time to time to better prepare the parties for integration of the operations of BTH and its Subsidiaries with Origin and its Subsidiaries, respectively. Without limiting the foregoing, senior officers of BTH and Origin shall meet from time to time as Origin may reasonably request, and in any event not less frequently than monthly, to review the financial and operational affairs of BTH and its Subsidiaries, and BTH shall give due consideration to Origin’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, neither Origin nor Origin Bank shall under any circumstance be permitted to exercise control of BTH or any of its Subsidiaries prior to the Effective Time. BTH shall permit representatives of Origin Bank to be onsite at BTH to facilitate integration of operations and assist with any other coordination efforts as necessary, provided such efforts shall be done without undue disruption to BTH Bank’s business, during normal business hours and at the expense of Origin or Origin Bank (not to include BTH Bank’s regular employee payroll).

(b)             Prior to the Effective Time, subject to applicable Laws, BTH and its Subsidiaries shall take any actions Origin may reasonably request in connection with negotiating any amendments, modifications or terminations of any Leases or BTH Material Contracts that Origin may request, including, but not limited to, actions necessary to cause any such amendments, modifications or terminations to become effective prior to (to the extent that the conditions set forth in Article VI of this Agreement have already been satisfied), or immediately upon, the Closing, and shall cooperate with Origin and will use its commercially reasonable efforts to negotiate specific provisions that may be requested by Origin in connection with any such amendment, modification or termination. All actions taken pursuant to this Section 5.20(b) shall be at Origin’s expense unless such actions are in connection with the termination of the Terminated Contracts.

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(c)             From and after the date hereof, subject to applicable Laws, the parties shall reasonably cooperate (provided that the parties shall cooperate to reasonably minimize disruption to BTH’s or BTH Bank’s business) with the other in preparing for the prompt conversion or consolidation of systems and business operations promptly after the Effective Time (including by entering into customary confidentiality, non-disclosure and similar agreements with the other party and appropriate service providers) and BTH shall, upon Origin’s reasonable request, introduce Origin and its representatives to suppliers of BTH and its Subsidiaries for the purpose of facilitating the integration of BTH and its business into that of Origin. In addition, after satisfaction of the conditions set forth in Section 6.01(a) and Section 6.01(b), subject to applicable Laws, BTH shall, upon Origin’s reasonable request, introduce Origin and its representatives to customers of BTH and its Subsidiaries for the purpose of facilitating the integration of BTH and its business into that of Origin. Any interaction between Origin and BTH’s and any of its Subsidiaries’ customers and suppliers shall be coordinated by BTH. BTH shall have the right to participate in any discussions between Origin and BTH’s customers and suppliers.

(d)             Origin and BTH agree to take all action necessary and appropriate to cause BTH Bank to merge with Origin Bank in accordance with applicable Laws and the terms of the Bank Merger Agreement immediately following the Effective Time or as promptly as practicable thereafter.

Section 5.21            Confidentiality.

Prior to the execution of this Agreement and prior to the consummation of the Merger, subject to applicable Laws, each of Origin and BTH, and their respective Subsidiaries, affiliates, officers, directors, agents, employees, consultants and advisors have provided, and will continue to provide one another with information which may be deemed by the party providing the information to be non-public, proprietary and/or confidential, including, but not limited to, trade secrets of the disclosing party. Each Party agrees that it will, and will cause its representatives to, hold any information obtained pursuant to this Article V in accordance with the terms of the Mutual Nondisclosure Agreement, dated as of August 13, 2021, by and between Origin and BTH.

Section 5.22            Section 16 Matters.

Origin and BTH agree that, if the parties determine that any officer or director of BTH will be subject to the requirements of Section 16 of the Exchange Act (the “BTH Insiders”) immediately following the Effective Time, the respective boards of Origin and BTH, or in each case a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall prior to the Effective Time take all such action as may be required to cause the transactions contemplated by this Agreement, including without limitation any dispositions of BTH Common Stock or BTH Equity Awards and any acquisitions of Origin Common Stock or Origin Substitute Options by any BTH Insiders, to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by applicable Law.

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Section 5.23            Section 280G Matters.

If, after reviewing the 280G calculations and other supporting materials prepared by BTH and the BTH Representatives, either BTH or Origin determines that any Person who is a “disqualified individual” has a right to any payments and/or benefits as a result of or in connection with the execution of this Agreement and the consummation of the transactions contemplated hereby that would be deemed to constitute “parachute payments” (as such terms are defined in Section 280G of the Internal Revenue Code and the regulations promulgated thereunder) absent approval by the shareholders of BTH, then BTH will undertake its best efforts to modify its obligations to provide such payments or benefits to the extent necessary such that, after giving effect to such modifications, the modified payments or benefits would not constitute a parachute payment to a disqualified individual based on the 280G calculations. If, in the opinion of Origin, BTH is not able to modify its obligations to make such payments or benefits comply with the foregoing within thirty (30) days after determining that a payment or benefit would constitute a parachute payment to a disqualified individual, then at least three (3) Business Days prior to the Closing Date, BTH will take all necessary actions (including obtaining any required waivers or consents from each disqualified individual) to submit to a shareholder vote, in a manner that satisfies the shareholder approval requirements for exemption under Section 280G(b)(5)(A)(ii) of the Internal Revenue Code and the regulations promulgated thereunder, the right of each disqualified individual to receive or retain, as applicable, any payments and benefits to the extent necessary so that no payment or benefit received by such disqualified person shall be deemed a parachute payment. Such vote shall establish the disqualified individual’s right to the payment or benefits. BTH will be responsible for all liabilities and obligations related to the matters described in this Section 5.23, including any claims by disqualified individuals that they are entitled to payment or reimbursement for any related excise taxes. BTH will provide to Origin copies of any waivers, consents, and shareholder information statements or disclosures relating to Section 280G and the shareholder vote described in this Section 5.23, a reasonable period of time before disseminating such materials to the disqualified individuals and BTH’s shareholders, and will work with Origin in good faith regarding the inclusion of any comments provided by Origin thereto. Prior to the Closing, BTH shall deliver to Origin evidence that a vote of BTH’s shareholders who are entitled to vote was solicited in accordance with the foregoing provisions of this Section 5.23 and that the requisite number of shareholder votes was or was not obtained with respect thereto.

Section 5.24            Tax Matters.

(a)             The Parties intend that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code and that this Agreement constitute a “plan of reorganization” within the meaning of Section 1.368-2(g) of the Regulations for the Merger. Except as expressly contemplated or permitted by this Agreement, from and after the date of this Agreement, each of Origin and BTH shall, and shall cause their respective Subsidiaries to, use their respective reasonable best efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, and will not take any action, cause or permit any action to be taken, fail to take any action or cause or permit any action to fail to be taken which action or failure to act is intended or would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

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(b)             Each of Origin and BTH will cooperate with one another to facilitate the issuance of the opinions of counsel referred to in Section 6.01(e). In connection therewith, (i) Origin shall deliver to each such counsel a duly executed certificate containing such representations, warranties and covenants as shall be reasonably necessary or appropriate to enable such counsel to render the opinions described in Section 6.01(e), as applicable (the “Origin Tax Certificate”) and (ii) BTH shall deliver to each such counsel a duly executed certificate containing such representations, warranties and covenants as shall be reasonably necessary or appropriate to enable such counsel to render the opinion described in Section 6.01(e), as applicable (the “BTH Tax Certificate”). Each of Origin and BTH will comply, to the extent reasonably expected to be necessary to cause the Merger to qualify as a reorganization under the provisions of Section 368(a) of the Code, and with all covenants contained in the Origin Tax Certificate and BTH Tax Certificate, respectively.

(c)             Each of Origin and BTH further agrees, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other person that it is legally entitled to obtain as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed with respect to the transactions contemplated hereby.

(d)            Each of Origin and BTH shall promptly notify the other of the receipt of any written notice of any pending or threatened Tax proceeding or claim against or with respect to Origin or BTH, as the case may be, or any of their respective Subsidiaries.

(e)             Without limiting the provisions of this Section 5.24, Origin shall comply with the recordkeeping and information reporting requirements set forth in Regulation Section 1.368-3.

Section 5.25            Assumed Debt.

The Parties agree to execute and deliver, or cause to be executed and delivered, at or prior to the Effective Time, one or more supplemental indentures and/or such other documents or instruments as may be required for the due and full assumption by Origin at the Effective Time of BTH’s obligations in respect of the trust preferred and subordinated debt securities set forth on BTH Disclosure Schedule Section 3.02(d) and, to the extent required by the terms thereof, any other outstanding debt, notes, guarantees, securities, or other instruments other than as set forth in Section 5.26. BTH agrees to cooperate as reasonably requested by Origin in connection with such assumption.

Section 5.26            KSOP Matters.

(a)             Prior to the Closing Date, (i) the KSOP Trustee shall provide Origin a copy of the opinion received from an independent valuation firm stating that (A) the consideration to be received by the KSOP pursuant to this Agreement for the shares of BTH Common Stock held by the KSOP is not less than “adequate consideration” (as defined in Section 3(18) of ERISA) of such shares, and (B) the terms and conditions of this Agreement are in the best interest of the KSOP from a financial point of view and (ii) BTH shall take any and all actions and adopt such necessary resolutions to terminate the KSOP effective as of the date immediately preceding the Closing Date (the “KSOP Termination Date”) and contingent upon the consummation of the Merger, and adopt such amendments to the KSOP to terminate the KSOP and effectuate the provisions of this Section 5.26. The KSOP amendments shall provide that (A) all KSOP participant accounts shall be fully vested as of the KSOP Termination Date, (B) each share of BTH Common Stock held in the ESOP Component shall, upon consummation of the Merger, convert into the right to receive the Per-Share Merger Consideration, (C) no new participants will be admitted to the KSOP on or after the KSOP Termination Date, and (D) no additional benefits shall accrue to any KSOP participant with respect to services performed on or after the KSOP Termination Date. BTH shall deliver to Origin an executed copy of the resolutions and amendments as soon as practicable following their adoption by the board of directors of BTH and shall fully comply with such resolutions and amendments.

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(b)             In connection with the termination of the KSOP and the Merger, BTH shall cause all outstanding indebtedness of the ESOP Component (including any ESOP Loan) to be satisfied in full at least five (5) Business Days prior to the Closing Date. BTH will cancel or offset all ESOP Loans (including accrued interest thereon) in exchange for unallocated shares of BTH Common Stock attributable to the ESOP Loan having an aggregate fair market value (as mutually agreed by the KSOP Trustee and BTH, with the majority of BTH directors who are not participants in the KSOP approving such value) that is not more than the outstanding amount of the ESOP Loan plus accrued interest. This transaction will result in the cancellation of both the loan receivable and payable on the books of BTH. Each remaining share of BTH Common Stock held by the KSOP trust under the ESOP Component after repayment of the ESOP Loan shall, upon consummation of the Merger, convert into the right to receive the Per-Share Merger Consideration in accordance with Section 2.01(d) hereof, and the balance of the unallocated shares of BTH Common Stock and any other unallocated assets remaining in the ESOP Component’s suspense account after satisfaction of the ESOP Loan and conversion of the shares of BTH Common Stock into the right to receive the Per-Share Merger Consideration shall be allocated as investment gain to the accounts of the participants in the ESOP Component as of the KSOP Termination Date in a nondiscriminatory manner pursuant to the terms of the KSOP. Prior to the Closing Date, BTH shall provide Origin with documentary evidence sufficient to show that all outstanding indebtedness of the ESOP Component (including any ESOP Loan) has been satisfied in full.

(c)             As soon as practicable after the date of this Agreement but prior to the Closing Date, BTH shall file or cause to be filed all necessary documents with the IRS for a determination letter for termination of the KSOP. BTH, and following the Effective Time Origin shall adopt any amendments to the KSOP as may be reasonably required by the IRS as a condition to granting such favorable determination letter on termination. As soon as practicable following the receipt of a favorable determination letter from the IRS regarding the qualified status of the KSOP upon its termination, the account balances in KSOP shall either be distributed to participants and beneficiaries or transferred to an eligible tax-qualified retirement plan or individual retirement account as a participant or beneficiary may direct.

(d)             BTH will, or will cause its delegate to, as soon as reasonably practicable after the Registration Statement is declared effective, provide for the delivery of an information statement and form of written consent (the “KSOP Information Statement”) to all participants or beneficiaries with an account balance under the ESOP Component, which KSOP Information Statement shall (i) contain such notices and materials as provided to other shareholders of BTH regarding this Agreement and the transactions contemplated hereunder, including the Joint Proxy Statement/Prospectus, and (ii) describe such individual’s respective rights to instruct the KSOP Trustee, in confidence, with respect to the approval of the Merger and the exercise of other applicable shareholder rights, relating to the shares of BTH Common Stock allocated to such individual’s account under the ESOP Component. The KSOP Trustee, or its delegate, shall complete, on a confidential basis, the shareholder right direction pass-through processes and procedures required under the ESOP Component and Section 409(e) of the Code, and shall vote the shares of BTH Common Stock held by the KSOP in accordance with the terms of the ESOP Component to the extent consistent with ERISA.

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(e)             On or prior to the Closing Date, BTH shall repay all borrowings of BTH pursuant to that certain Second Amended and Restated Letter Loan Agreement, dated as of December 16, 2015 by and between BTH and Alliance Bank, and that certain Letter Loan Agreement, dated as of December 30, 2013 by and between BTH and Alliance Bank, and BTH shall obtain all regulatory non-objections necessary to facilitate such repayment. BTH shall obtain a customary “pay-off” letter from the lender of such borrowing, which shall include evidence of termination of all obligations of BTH under such borrowing. BTH shall also obtain evidence of release of any liens on BTH’s property associated with such debt.

ARTICLE VI
CONDITIONS TO CONSUMMATION OF THE MERGER

Section 6.01            Conditions to Obligations of the Parties to Effect the Merger.

The respective obligations of the Parties to consummate the Merger are subject to the fulfillment or, to the extent permitted by applicable Law, written waiver by the Parties prior to the Closing Date of each of the following conditions:

(a)             Shareholder Votes. This Agreement and the transactions contemplated hereby, as applicable, shall have received the Requisite BTH Shareholder Approval at the BTH Meeting and the Requisite Origin Shareholder Approval at the Origin Meeting.

(b)             Regulatory Approvals; No Burdensome Condition. All Regulatory Approvals required to consummate the Merger and the Bank Merger in the manner contemplated herein shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof, if any, shall have expired or been terminated, and no such Regulatory Approval includes or contains, or shall have resulted in the imposition of, any Burdensome Condition.

(c)             No Injunctions or Restraints; Illegality. No judgment, order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of any of the transactions contemplated hereby shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits or makes illegal the consummation of any of the transactions contemplated hereby.

(d)             Effective Registration Statement. The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Governmental Authority.

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(e)             Tax Opinions Relating to the Merger. Origin and BTH, respectively, shall have received opinions from Fenimore Kay Harrison LLP and Norton Rose Fulbright US LLP, respectively, each dated as of the Closing Date, in substance and form reasonably satisfactory to Origin and BTH, respectively, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinions, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering their opinions, Fenimore Kay Harrison LLP and Norton Rose Fulbright US LLP may require and rely upon representations as to certain factual matters contained in the Origin Tax Certificate and the BTH Tax Certificate, in form and substance reasonably acceptable to such counsel.

(f)              Debt Assumption. Origin will have, with the cooperation and assistance of BTH, expressly assumed or discharged, in Origin’s sole discretion, all of BTH’s obligations in respect of the indebtedness of BTH as contemplated by Section 5.25 of this Agreement.

(g)             Final Closing Statement. The parties shall have agreed upon the calculation of Adjusted Tangible Equity pursuant to Section 2.02(c) of this Agreement.

(h)             Nasdaq Listing. The shares of Origin Common Stock to be issued in connection with the transactions contemplated by this Agreement shall have been approved for listing on Nasdaq.

(i)              Consents and Approvals. Origin has received, in form and substance satisfactory to BTH and Origin, all consents, approvals, waivers and other assurances from all non-governmental third parties which are required to be obtained under any contract, agreement or instrument to which Origin or any of its Subsidiaries is a party or by which any of their respective properties is bound in order to prevent the consummation of the transactions contemplated by this Agreement from constituting a default under such contract, agreement or instrument or creating any lien, claim or charge upon any of the assets of Origin or any of its Subsidiaries.

Section 6.02            Conditions to Obligations of BTH.

The obligations of BTH to consummate the Merger also are subject to the fulfillment or written waiver by BTH prior to the Closing Date of each of the following conditions:

(a)             Representations and Warranties. The representations and warranties of Origin set forth in (i) Section 4.09 and Section 4.12 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date, (ii) Section 4.01, Section 4.02, Section 4.03(a), Section 4.04 and Section 4.08 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date) and (iii) this Agreement, other than those sections specifically identified in clauses (i) or (ii) of this Section 6.02(a), shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iii), where the failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Origin. BTH shall have received a certificate signed on behalf of Origin by the Chief Executive Officer or the Chief Financial Officer of Origin to the foregoing effect.

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(b)             Performance of Obligations of Origin. Origin shall have performed and complied with all of its obligations under this Agreement in all material respects at or prior to the Closing Date, and BTH shall have received a certificate, dated the Closing Date, signed on behalf of Origin by its Chief Executive Officer and the Chief Financial Officer to such effect.

(c)             No Material Adverse Effect. Since the date of this Agreement (i) no change or event has occurred which has resulted in Origin or Origin Bank being subject to a Material Adverse Effect and (ii) no condition, event, fact, circumstance or other occurrence has occurred that may reasonably be expected to have or result in such parties being subject to a Material Adverse Effect.

(d)             Secretary’s Certificate. BTH shall have received a certificate, signed on behalf of Origin by the Secretary of Assistant Secretary of Origin acting solely in her or her official capacity as such, certifying (i) the due adoption by the Origin board of directors of corporate resolutions attached to such certificate authorizing the Merger and the other transactions, agreements and documents contemplated by this Agreement; (ii) Origin’s articles of incorporation; (iii) Origin’s bylaws; and (iv) the incumbency and true signatures of those officers of Origin duly authorized to act on its behalf in connection with the Merger and to execute and deliver this Agreement and the other agreements, documents and instruments contemplated by this Agreement.

Section 6.03            Conditions to Obligations of Origin.

The obligations of Origin to consummate the Merger also are subject to the fulfillment or written waiver by Origin prior to the Closing Date of each of the following conditions:

(a)             Representations and Warranties. The representations and warranties of BTH set forth in (i) Section 3.02(a) and Section 3.09(b) shall be true and correct in all respects (with respect to Section 3.02(a), other than de minimis inaccuracies, it being agreed that for purposes of Section 3.02(a), any inaccuracy in which the applicable amounts as of a date of determination exceed the amounts set forth in Section 3.02(a) by no more than one-half percent (0.50%) shall be deemed de minimis) as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date, (ii) Section 3.01, Section 3.04(a), Section 3.05, Section 3.14 and Section 3.32, , shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date) and (iii) this Agreement, other than those sections specifically identified in clauses (i) or (ii) of this Section 6.03(a), shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iii), where the failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to BTH. Origin shall have received a certificate signed on behalf of BTH by the Chief Executive Officer or the Chief Financial Officer of BTH to the foregoing effect.

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(b)             Performance of Obligations of BTH. BTH shall have performed and complied with all of its obligations under this Agreement in all material respects at or prior to the Closing Date, and Origin shall have received a certificate, dated the Closing Date, signed on behalf of BTH by BTH’s Chief Executive Officer and Chief Financial Officer, to such effect.

(c)             No Material Adverse Effect. Since the date of this Agreement (i) no change or event has occurred which has resulted in BTH or any of its Subsidiaries being subject to a Material Adverse Effect and (ii) no condition, event, fact, circumstance or other occurrence has occurred that may reasonably be expected to have or result in such parties being subject to a Material Adverse Effect.

(d)             Bank Merger Agreement. The Bank Merger Agreement shall have been executed and delivered.

(e)             Dissenting Shares. Dissenting Shares shall be less than five percent (5.0%) of the issued and outstanding shares of BTH Common Stock.

(f)              Consents and Approvals. BTH has received, in form and substance satisfactory to BTH and Origin, all consents, approvals, amendments, or cancellation agreements (i) necessary to terminate or fully satisfy obligations of BTH as of the Effective Time under BTH Benefit Plans, or (ii) described in BTH Disclosure Schedule Section 3.12(c).

(g)             Secretary’s Certificate. Origin shall have received a certificate, signed on behalf of BTH by the Secretary of Assistant Secretary of BTH acting solely in her or her official capacity as such, certifying (i) the due adoption by the BTH board of directors of corporate resolutions attached to such certificate authorizing the Merger and the other transactions, agreements and documents contemplated by this Agreement; (ii) BTH’s certificate of formation; (iii) BTH’s bylaws; (iv) the incumbency and true signatures of those officers of BTH duly authorized to act on its behalf in connection with the Merger and to execute and deliver this Agreement and the other agreements, documents and instruments contemplated by this Agreement; (v) the number of shares of BTH Common Stock issued and outstanding as of the Closing Date; (vi) confirmation that, other than the shares of BTH Common Stock, there are no other shares of BTH capital stock issued or outstanding as of the Closing Date; and (vii) the number of BTH Options as of the Closing Date and the average exercise price of such BTH Options.

Section 6.04            Frustration of Closing Conditions.

Neither Origin nor BTH may rely on the failure of any condition set forth in Section 6.01, Section 6.02 or Section 6.03, as the case may be, to be satisfied if such failure was caused by such Party’s failure to use its reasonable best efforts to consummate any of the transactions contemplated hereby, as required by and subject to Section 5.03.

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ARTICLE VII
TERMINATION

Section 7.01            Termination.

This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:

(a)             Mutual Consent. At any time prior to the Effective Time, by the mutual consent, in writing, of Origin and BTH if the board of directors of Origin and the board of directors of BTH each so determines by vote of a majority of the members of its entire board.

(b)             No Regulatory Approval. By Origin or BTH, if either of their respective boards of directors so determines by a vote of a majority of the members of its entire board, in the event that (i) any Regulatory Approval required for consummation of the transactions contemplated by this Agreement shall have been denied by final, non-appealable action by such Governmental Authority, (ii) an application therefor shall have been permanently withdrawn at the request of a Governmental Authority; (iii) Origin makes a reasonable determination in good faith after consultation with its counsel that there is a substantial likelihood that any Regulatory Approval will be obtained only upon the imposition of a Burdensome Condition; or (iv) any Governmental Authority shall have issued a final nonappealable law or order permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger or the Bank Merger, unless in each case the failure to obtain a Regulatory Approval shall be due to the failure of the Party seeking to terminate this Agreement to perform or observe the covenants and agreements of such Party set forth.

(c)             No Shareholder Approval. By either Origin or BTH (provided that such terminating party shall not be in breach of any of its obligations under Section 5.04), if the Requisite Origin Shareholder Approval or the Requisite BTH Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such shareholders or at any adjournment or postponement thereof.

(d)             Breach of Representations and Warranties. By either Origin or BTH (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein in a manner that would entitle the other party to not consummate this Agreement) if there shall have been a breach of any of the representations or warranties set forth in this Agreement on the part of Origin, in the case of a termination by BTH, or BTH, in the case of a termination by Origin, which breach, either individually or in the aggregate with all other breaches by such party, would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 6.02, in the case of a termination by BTH, or Section 6.03, in the case of a termination by Origin, and which is not cured prior to the earlier of (y) thirty (30) days following written notice to the Party committing such breach from the other Party or (z) two (2) Business Days prior to the Expiration Date, or which breach, by its nature, cannot be cured prior to the Closing.

(e)             Breach of Covenants. By either Origin or BTH (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein in a manner that would entitle the other Party not to consummate the agreement) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other Party, which breach shall not have been cured prior to the earlier of (i) thirty (30) days following written notice to the Party committing such breach from the other Party or (ii) two (2) Business Days prior to the Expiration Date, or which breach, by its nature, cannot be cured prior to the Closing.

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(f)             Delay. By either Origin or BTH if the Merger shall not have been consummated on or before September 30, 2022, provided, however, that such date will be automatically extended to March 31, 2023, if the only outstanding condition to Closing under Article VI is the receipt of all Regulatory Approvals (the “Expiration Date”), unless the failure of the Closing to occur by such date shall be due to a material breach of this Agreement by the Party seeking to terminate this Agreement.

(g)            Failure to Recommend; Etc.

(i)             In addition to and not in limitation of Origin’s termination rights under Section 7.01(e), by Origin if (A) there shall have been a material breach of Section 5.09, or (B) the board of directors of BTH (u) withdraws, qualifies, amends, modifies or withholds the BTH Recommendation, or makes any statement, filing or release, in connection with the BTH Meeting or otherwise, inconsistent with the BTH Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the BTH Recommendation), (v) materially breaches its obligation to call, give notice of and commence the BTH Meeting under Section 5.04(a), (w) approves or recommends an Acquisition Proposal, (x) fails to publicly recommend against a publicly announced Acquisition Proposal within three (3) Business Days of being requested to do so by Origin, (y) fails to publicly reconfirm the BTH Recommendation within three (3) Business Days of being requested to do so by Origin, or (z) resolves or otherwise determines to take, or announces an intention to take, any of the foregoing actions.

(ii)            In addition to and not in limitation of BTH’s termination rights under Section 7.01(e), by BTH if the board of directors of Origin (i) withdraws, qualifies, amends, modifies or withholds the Origin Recommendation, or makes any statement, filing or release, in connection with the Origin Meeting or otherwise, inconsistent with the Origin Recommendation, (ii) materially breaches its obligation to call, give notice of and commence the Origin Meeting under Section 5.04(a), (iii) fails to publicly reconfirm the Origin Recommendation within three (3) Business Days of being requested to do so by BTH, or (iv) resolves or otherwise determines to take, or announces an intention to take, any of the foregoing actions.

(h)             Acceptance of Superior Proposal. By BTH in connection with entering into a definitive agreement to effect a Superior Proposal after making an BTH Subsequent Determination in accordance with Section 5.09(e).

(i)              Stock Price Decline; Exchange Ratio Adjustment. By BTH giving prompt written notice of termination to Origin at any time on or after the fifth (5th) Business Day immediately prior to the date on which the Effective Time is to occur (the “Determination Date”) and prior to the Effective Time, if both of the following conditions are satisfied: (i) the quotient obtained by dividing the average of the daily closing prices for shares of Origin Common Stock for the twenty (20) consecutive full Trading Days ending on the Trading Day immediately preceding the Determination Date on which such shares are actually traded on Nasdaq (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by Origin and BTH) (the “Average Closing Price”) by the Starting Origin Stock Price (the “Origin Ratio”) shall be less than 0.80; and (ii) the Origin Ratio shall be less than the number obtained by dividing the Final Index Price by the Starting Index Price (the “Index Ratio”) and subtracting 0.20 from such quotient. Following delivery of such written notice of termination by BTH, this Agreement shall terminate upon the fifth (5th) Business Day following the Determination Date (the “Termination Date”); provided, however, that BTH’s notice of election to terminate may be withdrawn at any time prior to the Termination Date; and provided further that during the five (5) Business Day period commencing with receipt of such notice, Origin shall have the option (but no obligation) to issue additional shares of Origin Common Stock to the holders of BTH Common Stock such that the Merger Consideration equals or exceeds the Minimum Consideration Amount. If Origin makes such election within such period, it shall give prompt written notice to BTH of such election and the revised Merger Consideration and Per-Share Merger Consideration, whereupon no termination shall have occurred pursuant to this Section 7.01(i) and this Agreement shall remain in effect in accordance with its terms (except as the meaning of Per-Share Merger Consideration and Merger Consideration shall have been so modified), and any references in this Agreement to “Per-Share Merger Consideration” and “Merger Consideration” shall thereafter be deemed to refer to the Per-Share Merger Consideration and Merger Consideration after giving effect to any adjustment made pursuant to this Section 7.01(i).

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(j)              If Origin declares or affects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the Starting Date and the Determination Date, the prices for the Origin Common Stock shall be appropriately adjusted for the purposes of applying Section 7.01(i).

Section 7.02            Termination Fee.

(a)             In recognition of the efforts, expenses and other opportunities forgone by Origin while structuring and pursuing the Merger, BTH shall pay to Origin a termination fee equal to $12,000,000 (“Termination Fee”), by wire transfer of immediately available funds to an account specified by Origin in the event of any of the following: (i) in the event Origin terminates this Agreement pursuant to Section 7.01(g), BTH shall pay Origin the Termination Fee within one (1) Business Day after receipt of Origin’s notification of such termination; (ii) in the event that after the date of this Agreement and prior to the termination of this Agreement, an Acquisition Proposal shall have been made known to senior management of BTH or has been made directly to its shareholders generally or any Person shall have publicly announced (and not withdrawn) an Acquisition Proposal with respect to BTH and (A) thereafter this Agreement is terminated (x) by either Origin or BTH pursuant to Section 7.01(c) because the Requisite BTH Shareholder Approval shall not have been obtained or (y) by Origin pursuant to Section 7.01(d) or Section 7.01(e) and (B) prior to the date that is twelve (12) months after the date of such termination, BTH enters into any agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then BTH shall, on the earlier of the date it enters into such agreement and the date of consummation of such transaction, pay Origin the Termination Fee, provided, that for purposes of this Section 7.02(a)(ii), all references in the definition of Acquisition Proposal to “twenty percent (20%)” shall instead refer to “fifty percent (50%),” and (iii) in the event BTH terminates this Agreement pursuant to Section 7.01(h), BTH shall pay Origin the Termination Fee within one (1) Business Day after BTH’s notification of such termination.

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(b)             BTH and Origin each agree that the agreements contained in this Section 7.02 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Origin would not enter into this Agreement; accordingly, if BTH fails promptly to pay any amounts due under this Section 7.02, BTH shall pay interest on such amounts from the date payment of such amounts were due to the date of actual payment at the rate of interest equal to the sum of (i) the rate of interest published from time to time in The Wall Street Journal, Eastern Edition (or any successor publication thereto), designated therein as the prime rate on the date such payment was due, plus (ii) 200 basis points, together with the costs and expenses of Origin (including reasonable legal fees and expenses) in connection with such suit.

(c)             Notwithstanding anything to the contrary set forth in this Agreement, the Parties agree that if BTH pays or causes to be paid to Origin the Termination Fee in accordance with Section 7.02(a), BTH (or any successor in interest of BTH) will not have any further obligations or liabilities to Origin with respect to this Agreement or the transactions contemplated by this Agreement.

Section 7.03            Effect of Termination.

Except as set forth in Section 7.02(c), termination of this Agreement will not relieve a breaching party from liability for any breach of any covenant, agreement, representation or warranty of this Agreement (a) giving rise to such termination and (b) resulting from fraud or any willful and material breach.

ARTICLE VIII
DEFINITIONS

Section 8.01            Definitions.

The following terms are used in this Agreement with the meanings set forth below:

“Acquisition Proposal” has the meaning set forth in Section 5.09(a).

“Acquisition Transaction” has the meaning set forth in Section 5.09(a).

“Adjusted Tangible Equity” has the meaning set forth in Section 2.02(b).

“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

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“Agreement” has the meaning set forth in the preamble to this Agreement.

“ASC 320” means GAAP Accounting Standards Codification Topic 320.

“Associate” when used to indicate a relationship with any Person means (1) any corporation or organization (other than BTH or any of its Subsidiaries) of which such Person is an officer or partner or is, directly or indirectly, the beneficial owner of ten percent (10%) or more of any class of equity securities, (2) any trust or other estate in which such Person has a substantial beneficial interest or serves as trustee or in a similar fiduciary capacity, or (3) any relative or family member of such Person.

“ASTM” has the meaning set forth in Section 5.01(w).

“Audited Financial Statements” has the meaning set forth in Section 3.07(a).

“Average Closing Price” shall have the meaning set forth in Section 7.01(i).

“Bank Merger” has the meaning set forth in Section 1.03.

“Bank Merger Agreement” has the meaning set forth in the Recitals.

“Bank Secrecy Act” means the Bank Secrecy Act of 1970, as amended.

“Board Representatives” has the meaning set forth in Section 5.17.

“Book-Entry Shares” means any non-certificated share held by book entry in BTH’s stock transfer book, which immediately prior to the Effective Time represents an outstanding share of BTH Common Stock.

“BTH” has the meaning set forth in the preamble to this Agreement.

“BTH Bank” has the meaning set forth in the Recitals.

“BTH Benefit Plans” has the meaning set forth in Section 3.15(a).

“BTH Cancelled Shares” has the meaning set forth in Section 2.01(b).

“BTH Capitalization Date” has the meaning set forth in Section 3.02(a).

“BTH Common Stock” means the common stock, par value $1.00 per share, of BTH.

“BTH Director Support Agreement” has the meaning set forth in the Recitals.

“BTH Disclosure Schedule” has the meaning set forth in Article III.

“BTH Employees” has the meaning set forth in Section 3.15(a).

“BTH Equity Award” means an award, grant, unit, option to purchase, or other right to receive a share or shares of BTH Common Stock including, but not limited to, the BTH Options.

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“BTH Financial Advisor” has the meaning set forth in Section 3.14.

“BTH 401(a) Plan” has the meaning set forth in Section 3.15(c).

“BTH Insiders” has the meaning set forth in Section 5.22.

“BTH Intellectual Property” means the Intellectual Property used in or held for use in the conduct of the business of BTH and its Subsidiaries.

“BTH Investment Securities” means the investment securities of BTH and its Subsidiaries.

“BTH Investor Agreement” has the meaning section forth in Section 3.02(d).

“BTH Loan” has the meaning set forth in Section 3.22(c).

“BTH Material Contracts” has the meaning set forth in Section 3.12(a).

“BTH Meeting” has the meaning set forth in Section 5.04(a).

“BTH Option” shall have the meaning set forth in Section 2.01(e).

“BTH Option Ratio” means the quotient obtained by dividing:

(i) the number of shares of BTH Common Stock subject to BTH Options immediately prior to the Effective Time by

(ii) the sum of (x) the BTH Share Count Amount plus (y) the number of shares of BTH Common Stock subject to BTH Options immediately prior to the Effective Time.

“BTH Recommendation” has the meaning set forth in Section 5.04(b).

“BTH Regulatory Agreement” has the meaning set forth in Section 3.13.

“BTH Representatives” has the meaning set forth in Section 5.09(a).

“BTH Share Adjustment Component” means the number obtained by subtracting the BTH Option Ratio from one (1).

“BTH Share Count Amount” means the number of shares of BTH Common Stock issued and outstanding immediately prior to the Effective Time (excluding any BTH Cancelled Shares).

“BTH Stock Plan” means the BT Holdings, Inc. 2012 Equity Incentive Plan and any other equity plans of BTH or any Subsidiary, each as amended to date.

“BTH Subsequent Determination” has the meaning set forth in Section 5.09(e).

“BTH Tax Certificate” has the meaning set forth in Section 5.24(b).

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“BTH Voting Agreement” or “BTH Voting Agreements” shall have the meaning set forth in the Recitals.

“Burdensome Condition” has the meaning set forth in Section 5.06(a).

“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. government or any day on which banking institutions in the State of Louisiana are authorized or obligated to close.

“Calculation Date” has the meaning set forth in Section 2.02(c).

“Capital Deficiency Amount” has the meaning set forth in Section 2.02(a).

“Carryover PTO” has the meaning set forth in Section 5.11(c).

“Certificate” means any outstanding certificate, which immediately prior to the Effective Time, represents an outstanding share of BTH Common Stock.

“Certificate of Merger” has the meaning set forth in Section 1.04(a).

“Claim” has the meaning set forth in Section 5.10(a).

“Closing” and “Closing Date” have the meanings set forth in Section 1.04(b).

“Code” has the meaning set forth in the Recitals.

“Community Reinvestment Act” means the Community Reinvestment Act of 1977, as amended.

“Controlled Group Members” means, with respect to the applicable entity, any related organizations described in Code Sections 414(b), (c), or (m).

“Covered Employees” has the meaning set forth in Section 5.11(a).

“COVID-19 Measures” has the meaning set forth in Section 3.16.

“D&O Insurance” has the meaning set forth in Section 5.10(d).

“Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to any such transaction or transactions.

“Determination Date” shall have the meaning as set forth in Section 7.01(i).

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“Dissenting Shareholder” has the meaning set forth in Section 2.01(c).

“Dissenting Shares” has the meaning set forth in Section 2.01(c).

“Dodd-Frank Act” means the Dodd-Frank Wall Street Reform and Consumer Protection Act.

“Effective Time” has the meaning set forth in Section 1.04(a).

“Enforceability Exception” has the meaning set forth in Section 3.05.

“Environmental Law” means any federal, state or local Law, regulation, order, decree, permit, authorization, opinion or agency requirement relating to: (a) pollution, the protection or restoration of the indoor or outdoor environment, human health and safety, or natural resources, (b) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance, or (c) any injury or threat of injury to persons or property in connection with any Hazardous Substance. The term Environmental Law includes, but is not limited to, the following statutes, as amended, any successor thereto, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues: (a) Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act of 1986, as amended, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq.; the Clean Air Act, as amended, 42 U.S.C. § 7401, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 1101, et seq.; the Safe Drinking Water Act; 42 U.S.C. § 300f, et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651, et seq.; and (b) common Law that may impose liability (including without limitation strict liability) or obligations for injuries or damages due to the presence of or exposure to any Hazardous Substance.

“Equal Credit Opportunity Act” means the Equal Credit Opportunity Act, as amended.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to the applicable entity, an organization that is related under Section 4001(b) of ERISA.

“ESOP Component” has the meaning set forth in Section 3.15(e).

“ESOP Loan” has the meaning set forth in Section 3.15(e).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

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“Exchange Agent” means such exchange agent as may be designated by Origin (which shall be Origin’s transfer agent), and reasonably acceptable to BTH, to act as agent for purposes of conducting the exchange procedures described in Article II.

“Exchange Fund” has the meaning set forth in Section 2.07(a).

“Exchange Ratio” means the quotient obtained by dividing 6,828,390 by the BTH Share Count Amount, subject to any downward adjustment as provided in Section 2.02(a).

“Exchange Ratio Adjustment Amount” means the quotient obtained by dividing the Net OBNK Share Reduction Amount by the BTH Share Count Amount.

“Excluded Claim” means (i) any Claim brought by any Indemnified Party against any other Indemnified Party or Origin or its Subsidiaries (or their respective successors) or (ii) any Claim brought by Origin or its Subsidiaries (or their respective successors) against any Indemnified Party.

“Expiration Date” has the meaning set forth in Section 7.01(f).

“Fair Credit Reporting Act” means the Fair Credit Reporting Act, as amended.

“Fair Housing Act” means the Fair Housing Act, as amended.

“FDIA” has the meaning set forth in Section 3.27.

“FDIC” means the Federal Deposit Insurance Corporation.

“Final Closing Statement” has the meaning set forth in Section 2.02(c).

“Final Index Price” shall mean the average of the Index Prices for the twenty (20) consecutive full Trading Days ending on the Determination Date or, if the Determination Date is not a full Trading Day, the Trading Day immediately prior to the Determination Date.

“Financial Statements” has the meaning set forth in Section 3.07(a).

“FRB” means the Board of Governors of the Federal Reserve System.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means any U.S. or foreign federal, state or local governmental commission, board, body, bureau or other regulatory authority or agency, including, without limitation, courts and other judicial bodies, bank regulators, insurance regulators, applicable state securities authorities, the SEC, the IRS or any self-regulatory body or authority, including any instrumentality or entity designed to act for or on behalf of the foregoing.

“Gross OBNK Share Reduction Amount” means the quotient obtained by dividing the Capital Deficiency Amount by the Average Closing Price.

“Hazardous Substance” means any and all substances (whether solid, liquid or gas) defined, listed, or otherwise regulated as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, flammable or explosive materials, radioactive materials or words of similar meaning or regulatory effect under any present or future Environmental Law or that may have a negative impact on human health or the environment, including, but not limited to, petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead, radon, radioactive materials, flammables and explosives, mold, mycotoxins, microbial matter and airborne pathogens (naturally occurring or otherwise). Hazardous Substance does not include substances of kinds and in amounts ordinarily and customarily used or stored for the purposes of cleaning or other maintenance or operations.

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“Holder” means the holder of record of shares of BTH Common Stock.

“Home Mortgage Disclosure Act” means Home Mortgage Disclosure Act of 1975, as amended.

“Indemnified Party” has the meaning set forth in Section 5.10(a).

“Index Price” shall mean the closing price on such date or dates of the Invesco KBW Nasdaq Regional Banking Index (KRX).

“Index Ratio” shall have the meaning as set forth in Section 7.01(i).

“Informational Systems Conversion” has the meaning set forth in Section 5.13.

“Intellectual Property” means (a) trademarks, service marks, trade names, Internet domain names, designs, logos, slogans, and general intangibles of like nature, together with all goodwill, registrations and applications related to the foregoing; (b) patents and industrial designs (including any continuations, divisionals, continuations-in-part, renewals, reissues, and applications for any of the foregoing); (c) copyrights (including any registrations and applications for any of the foregoing); (d) Software (excluding off-the-shelf Software); and (e) technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, and methodologies.

“Intended Tax Treatment” has the meaning set forth in the Recitals.

“IRS” means the United States Internal Revenue Service.

“Joint Proxy Statement/Prospectus” means the joint proxy statement and prospectus and other proxy solicitation materials of Origin and BTH relating to the Origin Meeting and the BTH Meeting.

“Knowledge” means, with respect to BTH, the actual knowledge of the Persons set forth in BTH Disclosure Schedule Section 8.01, and the knowledge that each such person would have reasonably obtained in the performance of such person’s duties as a director or officer of BTH or its Subsidiaries, as applicable, and with respect to Origin, the actual knowledge of the Persons set forth in Origin Disclosure Schedule Section 8.01, and the knowledge that each such person would have reasonably obtained in the performance of such person’s duties as a director or officer of Origin or its Subsidiaries, as applicable.

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“KSOP” has the meaning set forth in Section 3.15(e).

“KSOP Information Statement” has the meaning set forth in Section 5.26(d).

“KSOP Termination Date” has the meaning set forth in Section 5.26(a).

“Law” means any federal, state, local or foreign Law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Authority that is applicable to the referenced Person.

“LBCA” has the meaning set forth in Section 1.01.

“Leases” has the meaning set forth in Section 3.29(b).

“Letter of Transmittal” has the meaning set forth in Section 2.06.

“Liens” means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance, conditional and installment sale agreement, charge, claim, option, rights of first refusal, encumbrances, or security interest of any kind or nature whatsoever (including any limitation on voting, sale, transfer or other disposition or exercise of any other attribute of ownership).

“Loans” has the meaning set forth in Section 3.22(a).

“Material Adverse Effect” with respect to any party means (i) any change, development or effect that individually or in the aggregate is, or is reasonably likely to be, material and adverse to the condition (financial or otherwise), results of operations, liquidity, assets or deposit liabilities, properties, or business of such party and its Subsidiaries, taken as a whole, or (ii) any change, development or effect that individually or in the aggregate would, or would be reasonably likely to, materially impair the ability of such party to perform its obligations under this Agreement or otherwise materially impairs, or is reasonably likely to materially impair, the ability of such party to consummate the Merger and the transactions contemplated hereby; provided, however, that, in the case of clause (i) only, a Material Adverse Effect shall not be deemed to include the impact of (A) changes in Laws of general applicability to companies in the industries in which such party and its Subsidiaries operate or interpretations thereof by Governmental Authorities (except to the extent that such change disproportionately adversely affects BTH and its Subsidiaries or Origin and its Subsidiaries, as the case may be, compared to other companies of similar size operating in the same industry in which BTH and Origin operate, in which case only the disproportionate effect will be taken into account), (B) changes in GAAP or regulatory accounting requirements applicable to banks or bank holding companies generally (except to the extent that such change disproportionately adversely affects BTH and its Subsidiaries or Origin and its Subsidiaries, as the case may be, compared to other companies of similar size operating in the same industry in which BTH and Origin operate, in which case only the disproportionate effect will be taken into account), (C) changes in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions in the United States or the State of Louisiana or Texas affecting the financial services industry generally (except to the extent that such change disproportionately adversely affects BTH and its Subsidiaries or Origin and its Subsidiaries, as the case may be, compared to other companies of similar size operating in the same industry in which BTH and Origin operate, in which case only the disproportionate effect will be taken into account), (D) public disclosure, pendency or completion of the transactions contemplated hereby or actions expressly required by this Agreement or actions or omissions that are taken with the prior written consent of or at the written request of the other party, or as otherwise expressly permitted or contemplated by this Agreement, (E) any failure by BTH or Origin to meet any internal or published industry analyst projections or forecasts or estimates of revenues or earnings for any period (it being understood and agreed that the facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of Material Adverse Effect may be taken into account in determining whether there has been a Material Adverse Effect), (F) changes in the trading price or trading volume of Origin Common Stock (it being understood and agreed that the facts and circumstances giving rise to such change that are not otherwise excluded from the definition of Material Adverse Effect may be taken into account in determining whether there has been a Material Adverse Effect), (G) this Agreement and the transactions contemplated hereby on relationships with customers or employees (including the loss of personnel subsequent to the date of this Agreement), and (H) any local, regional, national or global health conditions (including any epidemic, pandemic or disease outbreak (including SARS-CoV-2 or COVID-19, and any evolutions thereof (“COVID-19”)), including any material worsening of such conditions or any law, directive, guidelines or recommendations issued by a Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization, or any other Governmental Authority providing for business closures, “sheltering-in-place,” curfews or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including COVID-19), or any change in such law, directive, guidelines, recommendations or interpretation thereof (except to the extent that such condition disproportionately adversely affects BTH and its Subsidiaries or Origin and its Subsidiaries, as the case may be, compared to other companies of similar size operating in the same industry in which BTH and Origin operate, in which case only the disproportionate effect will be taken into account).

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“Maximum D&O Tail Premium” has the meaning set forth in Section 5.10(d).

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” means the aggregate Per-Share Merger Consideration payable to Holders of BTH Common Stock hereunder, which shall be equal to the product of (x) the Per-Share Merger Consideration (subject to adjustment pursuant to Section 7.01(i)), times (y) the number of shares of BTH Common Stock (excluding Dissenting Shares and BTH Cancelled Shares) issued and outstanding at the Effective Time.

“Minimum Consideration Amount” means an amount than is greater than or equal to the lesser of the following:

(i)              an amount equal to the product of (w) the Starting Origin Stock Price, (x) the Exchange Ratio (including any downward adjustment thereto pursuant to Origin Disclosure Schedule Section 2.02(a)), (y) the number of shares of BTH Common Stock (excluding Dissenting Shares and BTH Cancelled Shares) issued and outstanding at the Effective Time, and (z) 0.80; or

(ii)             an amount equal to the product of (w) the Starting Origin Stock Price, (x) the Exchange Ratio (including any downward adjustment thereto pursuant to Origin Disclosure Schedule Section 2.02(a)), (y) the number of shares of BTH Common Stock (excluding Dissenting Shares and BTH Cancelled Shares) issued and outstanding at the Effective Time, and (z) the amount obtained by subtracting 0.20 from the Index Ratio.

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“Nasdaq” means The Nasdaq Global Select Market.

“National Labor Relations Act” means the National Labor Relations Act, as amended.

“Net OBNK Share Reduction Amount” means the product obtained by multiplying the Gross OBNK Share Reduction Amount by the BTH Share Adjustment Component.

“Notice of Superior Proposal” has the meaning set forth in Section 5.09(e).

“Notice Period” has the meaning set forth in Section 5.09(e).

“OCC” means the Office of the Comptroller of the Currency.

“OFI” means the Louisiana Office of Financial Institutions.

“Ordinary Course of Business” means the ordinary, usual and customary course of business of BTH and BTH’s Subsidiaries consistent with past practice, including with respect to frequency and amount.

“OREO” has the meaning set forth in Section 3.22(b).

“Origin” has the meaning set forth in the preamble to this Agreement.

“Origin Bank” has the meaning set forth in the Recitals.

“Origin Common Stock” means the common stock, $5.00 par value per share, of Origin.

“Origin Common Stock Issuance” has the meaning set forth in Section 3.06(a).

“Origin Disclosure Schedule” has the meaning set forth in Article IV.

“Origin Incentive Plan” means the Community Trust Financial Corporation 2012 Stock Incentive Plan, as amended and as may be further amended from time to time.

“Origin Meeting” has the meaning set forth in Section 5.04(a).

“Origin Ratio” has the meaning set forth in Section 7.01(i).

“Origin Recommendation” has the meaning set forth in Section 5.04(c).

“Origin Reports” has the meaning set forth in Section 4.05(a).

“Origin Substitute Option” has the meaning set forth in Section 2.01(e).

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“Origin Tax Certificate” has the meaning set forth in Section 5.24(b).

“Origin Voting Agreement” has the meaning set forth in the Recitals.

“Party” or “Parties” have the meaning set forth in the preamble to this Agreement.

“Per-Share Merger Consideration” has the meaning set forth in Section 2.01(d).

“Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company, unincorporated organization or other organization or firm of any kind or nature.

“Phase I” has the meaning set forth in Section 5.01(x).

“Registration Statement” means the Registration Statement on Form S-4 to be filed with the SEC by Origin in connection with the Origin Common Stock Issuance (including the Joint Proxy Statement/Prospectus constituting a part thereof).

“Regulations” means the final and temporary regulations promulgated under the Code by the United States Department of the Treasury.

“Regulatory Approval” has the meaning set forth in Section 3.06(a).

“Requisite BTH Shareholder Approval” means approval of this Agreement by a vote (in person or by proxy) of two-thirds of the outstanding shares of BTH Common Stock entitled to vote thereon at the BTH Meeting.

“Requisite Origin Shareholder Approval” means approval of this Agreement and the transactions contemplated hereby, including the issuance of Origin Common Stock as contemplated by this Agreement, by a vote (in person or by proxy) of the majority of the outstanding shares of Origin Common Stock entitled to vote thereon at the Origin Meeting.

“Rights” means, with respect to any Person, warrants, options, rights, convertible securities and other arrangements or commitments which obligate the Person to issue or dispose of any of its capital stock or other ownership interests.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the Securities and Exchange Commission.

“Securities AOCI” has the meaning set forth in Section 2.02(b).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Software” means computer programs, whether in source code or object code form (including any and all software implementation of algorithms, models and methodologies), databases and compilations (including any and all data and collections of data), and all documentation (including user manuals and training materials) related to the foregoing.

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“SRO” has the meaning set forth in Section 3.06.

“Starting Index Price” shall mean the average of the Index Prices for the twenty (20) consecutive full Trading Days ending on the Trading Day immediately prior to the date of this Agreement.

“Starting Origin Stock Price” shall mean $43.54.

“Subsidiary” means, with respect to any party, any corporation or other entity of which a majority of the capital stock or other ownership interest having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such party.

“Superior Proposal” has the meaning set forth in Section 5.09(a).

“Surviving Bank” has the meaning set forth in Section 1.03.

“Surviving Company” has the meaning set forth in the Recitals.

“Tangible Equity Capital Minimum” means $198,000,000.

“Tax” and “Taxes” shall mean all federal, state, local, and non-U.S. taxes and other charges, fees, levies, imposts, duties, and other like assessments that are imposed, assessed or collected by a Governmental Authority and that are in the nature of a tax, including income, gross receipts, excise, employment, sales, use, transfer, intangible, recording, license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax, whether disputed or not, including any related interest, penalties, and additions imposed thereon or with respect thereto.

“Tax Returns” shall mean any report, return, declaration, claim for refund, information return or statement relating to Taxes, including any associated schedules, forms, attachments or amendments and any related or supporting information, estimates, elections, or statements filed or required to be filed with a Governmental Authority with respect to Taxes.

“TBOC” has the meaning set forth in Section 1.01.

“Terminated Contracts” has the meaning set forth in Section 5.14.

“Termination Date” has the meaning set forth in Section 7.01(i).

“Termination Fee” has the meaning set forth in Section 7.02(a).

“The date hereof” or “the date of this Agreement” means the date first set forth above in the preamble to this Agreement.

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“Trading Day” means any day on which Nasdaq is open for trading; provided that a “Trading Day” only includes those days that have a scheduled closing time of 4:00 p.m. (Eastern Time).

“Transaction Expenses” has the meaning set forth in Section 2.02(b).

“Truth in Lending Act” means the Truth in Lending Act of 1968, as amended.

“Unaudited Financial Statements” has the meaning set forth in Section 3.07(a).

“USA PATRIOT Act” means the USA PATRIOT Act of 2001, Public Law 107-56, and the regulations promulgated thereunder.

ARTICLE IX
MISCELLANEOUS

Section 9.01            Survival.

No representations, warranties, agreements or covenants contained in this Agreement shall survive the Effective Time other than this Section 9.01 and any other agreements or covenants contained herein that by their express terms are to be performed after the Effective Time, including, without limitation, Section 5.10.

Section 9.02            Waiver; Amendment.

Prior to the Effective Time and to the extent permitted by applicable Law, any provision of this Agreement may be (a) waived by the Party benefited by the provision, provided such waiver is in writing and signed by such Party, or (b) amended or modified at any time, by an agreement in writing among the Parties executed in the same manner as this Agreement, except that after the Origin Meeting or the BTH Meeting no amendment shall be made which by Law requires further approval by the shareholders of Origin or BTH, as applicable, without obtaining such approval. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach.

Section 9.03            Governing Law; Jurisdiction; Waiver of Right to Trial by Jury.

(a)             This Agreement shall be governed by, and interpreted and enforced in accordance with, the internal, substantive laws of the State of Louisiana, without regard for conflict of law provisions.

(b)             Each Party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court of competent jurisdiction located in the State of Louisiana (the “Louisiana Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Louisiana Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Louisiana Courts, (iii) waives any objection that the Louisiana Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.06.

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Section 9.04            Waiver of Jury Trial.

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 9.04.

Section 9.05            Expenses.

Except as otherwise provided in Section 7.02, each Party will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel. Nothing contained in this Agreement shall limit either Party’s rights to recover any liabilities or damages arising out of the other Party’s willful breach of any provision of this Agreement.

Section 9.06            Notices.

All notices, requests and other communications hereunder to a Party, shall be in writing and shall be deemed properly given if delivered (a) personally, (b) by registered or certified mail (return receipt requested), with adequate postage prepaid thereon, (c) by properly addressed electronic mail delivery (with confirmation of delivery receipt), or (d) by reputable courier service to such Party at its address set forth below, or at such other address or addresses as such Party may specify from time to time by notice in like manner to the Parties. All notices shall be deemed effective upon delivery.

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(a)             if to Origin, to:

Origin Bancorp, Inc.
500 South Service Road East
Ruston, Louisiana 71270
Attention:	Drake Mills
Chairman, President and Chief Executive Officer
E-mail:	drake@origin.bank

 with copies (which shall not constitute notice to Origin) to:

Origin Bancorp, Inc.
500 South Service Road East
Ruston, Louisiana 71270
Attention:	Derek McGee
Senior Executive Officer and Chief Legal Counsel
E-mail:	dmcgee@origin.bank

and:

Fenimore Kay Harrison LLP
191 Peachtree Street NE, Suite 849
Atlanta, Georgia 30303
Attn:	Jonathan S. Hightower
Kevin E. Strachan
E-mail:	jhightower@fkhpartners.com
kstrachan@fkhpartners.com

(b)             if to BTH, to:

BT Holdings, Inc.
6657 Old Jacksonville Road
Tyler, Texas 75703
Attention:	Lori H. Sirman
President and Chief Executive Officer
E-mail:	lhsirman@bthbank.com

 with a copy (which shall not constitute notice to BTH) to:

Norton Rose Fulbright US LLP
2200 Ross Avenue, Suite 3600
Dallas, TX 75201-7932
Attention:	Mike Keeley
E-mail:	mike.keeley@nortonrosefulbright.com
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Section 9.07            Entire Understanding; No Third Party Beneficiaries.

This Agreement represents the entire understanding of the Parties with reference to the transactions contemplated hereby, and this Agreement supersedes any and all other oral or written agreements heretofore made. Except for the Indemnified Parties’ rights under Section 5.10, Origin and BTH hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other Party, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person (including any person or employees who might be affected by Section 5.11), other than the Parties, any rights or remedies hereunder, including, the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations between the Parties and are for the sole benefit of the Parties. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.08            Severability.

In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the Parties will use their commercially reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

Section 9.09            Enforcement of the Agreement.

The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction without having to show or prove economic damages and without the requirement of posting a bond, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 9.10            Interpretation.

(a)             When a reference is made in this Agreement to sections, exhibits or schedules, such reference shall be to a section of, or exhibit or schedule to, this Agreement unless otherwise indicated. The table of contents and captions and headings contained in this Agreement are included solely for convenience of reference; if there is any conflict between a caption or heading and the text of this Agreement, the text shall control. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(b)             The Parties have participated jointly in the negotiation and drafting of this Agreement and the other agreements and documents contemplated herein. In the event an ambiguity or question of intent or interpretation arises under any provision of this Agreement or any other agreement or document contemplated herein, this Agreement and such other agreements or documents shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorizing any of the provisions of this Agreement or any other agreements or documents contemplated herein.

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(c)             The BTH Disclosure Schedule and the Origin Disclosure Schedule, as well as all other schedules and all exhibits to this Agreement, shall be deemed part of this Agreement and included in any reference to this Agreement. Any matter disclosed pursuant to any section of either Disclosure Schedule shall be deemed disclosed for purposes of any other section of Article III or Article IV, respectively, to the extent that applicability of the disclosure to such other section is reasonably apparent on the face, notwithstanding the absence of a specific cross-reference, of such disclosure. No item is required to be set forth in either Disclosure Schedule as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect. The mere inclusion of an item in either Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by either party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect, or that any breach or violation of applicable Laws or any contract exists or has actually occurred. This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable Law.

(d)             Any reference contained in this Agreement to specific statutory or regulatory provisions or to any specific Governmental Authority shall include any successor statute or regulation, or successor Governmental Authority, as the case may be. Unless the context clearly indicates otherwise, the masculine, feminine, and neuter genders will be deemed to be interchangeable, and the singular includes the plural and vice versa. As used herein, (i) the term “made available” means any document or other information that was (a) provided by one party or its representatives to the other party or its representatives prior to the date hereof or (b) included in the virtual data room of a party prior to the date hereof, and (ii) the word “or” is not exclusive.

(e)             Unless otherwise specified, the references to “Section” and “Article” in this Agreement are to the Sections and Article of this Agreement. When used in this Agreement, words such as “herein”, “hereinafter”, “hereof”, “hereto”, and “hereunder” refer to this Agreement as a whole, unless the context clearly requires otherwise.

Section 9.11            Assignment.

No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Party, and any purported assignment in violation of this Section 9.11 shall be void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

Section 9.12            Confidential Supervisory Information.

Notwithstanding any other provision of this Agreement, no disclosure, representation or warranty shall be made (or other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information (including confidential supervisory information as defined in 12 C.F.R. § 261.2(c) and as identified in 12 C.F.R. § 309.5(g)(8)) of a Governmental Authority by any party to this Agreement to the extent prohibited by applicable Law. For purposes of clarity, a representation relating to receipt of regulatory approvals on a timely basis shall not be given, or continue to be given, to the extent the reason for it no longer continuing to be accurate involves such confidential supervisory information. To the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentences apply.

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Section 9.13            Counterparts.

This Agreement may be executed and delivered by facsimile or by electronic data file and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that all Parties need not sign the same counterpart. Signatures delivered by facsimile or by electronic data file shall have the same effect as originals.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

ORIGIN BANCORP, INC.

/s/ Drake Mills
Drake Mills
Chairman and Chief Executive Officer

BT HOLDINGS, INC.

/s/ Lori H. Sirman
Lori H. Sirman
President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]